Exhibit 10.3

SHAREHOLDERS’ AGREEMENT

By and Among

ADVANCED MICRO DEVICES, INC.

ADVANCED TECHNOLOGY INVESTMENT COMPANY LLC

and

THE FOUNDRY COMPANY

Dated as of March 2, 2009

i

		Page
ARTICLE V

OTHER AGREEMENTS

SECTION 5.01 Discovery Change of Control Transaction		19
SECTION 5.02 New Investors to Execute Agreement Regarding Restrictions		20
SECTION 5.03 Further Assurances		20
SECTION 5.04 Confidential Information		20
SECTION 5.05 Directors’ and Officers’ Liability Insurance and Indemnification Agreements		21
SECTION 5.06 Export Controls		21
SECTION 5.07 Rights to Purchase New Shares		22
SECTION 5.08 Intel Patent Cross License Agreement		22
SECTION 5.09 Fab Build-Outs		23

ARTICLE VI

DEADLOCK

SECTION 6.01 Deadlock Resolution Efforts		23

ARTICLE VII

DISSOLUTION

SECTION 7.01 Dissolution.		25

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01 Termination		26
SECTION 8.02 Notices		26
SECTION 8.03 Public Announcements		26
SECTION 8.04 Severability		27
SECTION 8.05 Entire Agreement		27
SECTION 8.06 Assignment		27
SECTION 8.07 Amendment		27
SECTION 8.08 Waiver		27
SECTION 8.09 Third Party Beneficiaries		27
SECTION 8.10 Governing Law; Arbitration; Waiver of Jury Trial		28
SECTION 8.11 Currency		29
SECTION 8.12 Counterparts		29
SECTION 8.13 Expenses		29
SECTION 8.14 No Presumption Against Drafting Party		29

EXHIBITS

Exhibit A	Form of Joinder Agreement for Shareholder
Exhibit B	Form of Indemnification Agreement
Exhibit C	Form of FoundryCo Export Control Policy
Exhibit D	Fab Build-Outs

APPENDICES

APPENDIX A	Definitions

ii

SHAREHOLDERS’ AGREEMENT

This SHAREHOLDERS’ AGREEMENT (this “Shareholders’ Agreement” and as referred to herein, this “Agreement”), dated as of March 2, 2009 is entered into by and among Advanced Micro Devices, Inc., a Delaware corporation (“Discovery”), Advanced Technology Investment Company LLC, a limited liability company established under the laws of the Emirate of Abu Dhabi and wholly-owned by the Government of Abu Dhabi (“Oyster”) (each of Discovery and Oyster being a “Shareholder” and together the “Shareholders”), and The Foundry Company, an exempted company incorporated under the laws of the Cayman Islands (“FoundryCo”). Discovery, Oyster and FoundryCo are sometimes referred to herein as the “Parties”, and each individually as a “Party”.

RECITALS

WHEREAS, Discovery, Oyster and the other parties thereto are parties to the Master Transaction Agreement that provides, among other things, for the formation of FoundryCo under the laws of the Cayman Islands to act as the holding company for a joint venture between Discovery and Oyster;

WHEREAS, pursuant to the Master Transaction Agreement and immediately prior to the execution of this Agreement, Discovery has contributed or caused its Subsidiaries to contribute to FoundryCo, and FoundryCo has acquired from Discovery and its Subsidiaries, the FoundryCo Assets in consideration of the issuance by FoundryCo to Discovery (or a Subsidiary of Discovery) of an amount of Shares as stated in the Master Transaction Agreement and the assumption of the Assumed Liabilities by FoundryCo and its Subsidiaries;

WHEREAS, pursuant to the Master Transaction Agreement and immediately prior to the execution of this Agreement, Oyster (i) has contributed cash to FoundryCo in consideration of the issuance by FoundryCo to Oyster of an amount of Shares as stated in the Master Transaction Agreement and the issuance of the Initial Convertible Notes and (ii) has contributed cash to Discovery in consideration of the transfer by Discovery to Oyster of an amount of Shares as stated in the Master Transaction Agreement; and

WHEREAS, Discovery, Oyster and FoundryCo will have entered into the Funding Agreement pursuant to which Oyster has committed to, and Discovery has the option to, make additional capital contributions, in accordance with the terms thereof, to FoundryCo in exchange for additional Preferred Shares and/or Additional Convertible Notes.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Certain Defined Terms

Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings referred to or ascribed to such terms in Appendix A.

SECTION 1.02 Interpretation and Rules of Construction

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(h) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws, and any rules and regulations promulgated under such Laws;

(i) any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “Business”) shall be interpreted as a reference to a calendar day or number of calendar days;

(j) references to a Person are also to its successors and permitted assigns; and

(k) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

GOVERNANCE

SECTION 2.01 Share Capital

The share capital of FoundryCo Outstanding as of the date hereof shall consist of (i) two (2) Class A Ordinary Shares, one each issued to Discovery and Oyster, respectively; (ii) no Class B Ordinary Shares; (iii) one million three hundred nine thousand one hundred forty (1,309,140) Class A Preferred Shares and (iv) eight hundred seventy-two thousand seven hundred sixty (872,760) Class B Preferred Shares. The rights of the holders of the Class A Ordinary Shares, the Class B Ordinary Shares, the Class A Preferred Shares and the Class B Preferred Shares are as set forth in the Memorandum and Articles of Association.

SECTION 2.02 Voting

(a) In accordance with the Memorandum and Articles of Association, prior to the Reconciliation Event, the Class A Preferred Shares, the Class B Preferred Shares and the Class B Ordinary Shares shall be non-voting and only the Class A Ordinary Shares shall have voting rights of one vote per Class A Ordinary Share. Discovery and Oyster shall each be a holder of one Class A Ordinary Share and FoundryCo shall not issue any additional Class A Ordinary Shares. Following the Reconciliation Event and in accordance with the Memorandum and Articles of Association, the Class A Ordinary Shares shall be automatically redeemed and the voting rights of the Class A Preferred Shares, the Class B Preferred Shares and the Class B Ordinary Shares shall be given effect.

(b) Subject to the provisions set forth in the Memorandum and Articles of Association and this Section 2.02, each Shareholder then entitled to vote at a general meeting of shareholders of FoundryCo shall have the right to vote all Shares of which such Shareholder is the registered holder or for which such Shareholder shall otherwise have the ability to control or direct the voting thereof at any such meeting of shareholders, or execute a written resolution with respect to all Shares of which such Shareholder is the registered holder or for which such Shareholder shall otherwise have the ability to control or direct the voting thereof.

SECTION 2.03 Board of Directors

(a) Prior to the Reconciliation Event, the Board shall consist of eight Directors, and Discovery and Oyster, each as a holder of one Class A Ordinary Share, shall each be entitled to designate for nomination four (4) Directors. Prior to the Reconciliation Event, no Officers of FoundryCo shall sit on the Board.

(b) Following the Reconciliation Event, the number of Persons a Shareholder may designate for nomination to serve as a Director shall be subject to adjustment according to the percentage of Fully Diluted Shares held by such Shareholder as follows: (i) a Shareholder holding 30% or more but less than 40% of the Fully Diluted Shares shall be entitled to designate three (3) Directors; (ii) a Shareholder holding 20% or more but less than 30% of the Fully Diluted Shares shall be entitled to designate two (2) Directors; (iii) a Shareholder holding 10% or more but less than 20% of the Fully Diluted Shares shall be entitled to designate one (1) Director and (iv) a Shareholder holding less than 10% of the Fully Diluted Shares shall have no right pursuant to this Agreement to designate Persons for nomination to serve as Directors. To the extent the number of Directors a Shareholder shall be entitled to nominate is reduced pursuant to this Section 2.03(b), then, so long as any other Shareholder owns at least a majority of the Fully Diluted Shares, such other Shareholder shall be entitled to designate all of the remaining Directors.

(c) Each Shareholder shall make the nominations to which it is entitled hereunder at least fifteen (15) days prior to each general meeting of shareholders of FoundryCo or, if FoundryCo elects not to hold a general meeting of shareholders, on or prior to the date on which FoundryCo’s shareholders shall adopt a written resolution with respect to the foregoing matters. Each Shareholder shall vote all Shares for which such Shareholder is the registered holder or for which such Shareholder shall otherwise have the ability to control or direct the voting thereof at any general meeting of shareholders, or adopt a written resolution with respect to all Shares for which such Shareholder is the registered holder or for which such Shareholder shall otherwise have the ability to control or direct the voting thereof, in favor of electing to the Board the nominees of Discovery and Oyster designated pursuant to Sections 2.03(a) and (b).

(d) Unless otherwise agreed in writing by Discovery and Oyster, the Chairman of the Board shall be a non-voting position held by a non-Director and the duties of the Chairman of the Board shall include: (i) providing guidance regarding the long-term strategy of FoundryCo; (ii) developing external relationships with governmental organizations, customers and suppliers; (iii) representing FoundryCo at industry forums; (iv) shaping the agenda for the Board with input from Oyster and Discovery; and (v) overseeing and driving the preparation phase of the Abu Dhabi fab build-out.

(e) No member of the Board shall (i) have the ability to act unilaterally; (ii) veto any action of the Board or (iii) have the casting vote with respect to any matter to be voted upon by the Board.

(f) Board meetings may be called by any Board member upon three (3) days’ written notice to all other Board members. Such notice shall include a written agenda for the subjects to be considered at such meeting. The Board may not act on any subject not specified in such agenda except (i) after receiving written waivers of such notice from all Board members who were not given such notice and were not present at such meeting or (ii) upon such written consent or vote (including for such purposes, any express recusals) as may be required for such matters under this Agreement, the Memorandum and Articles of Association and applicable Law, including the affirmative vote or express abstentions from voting of those Board members who were not given such notice.

(g) The Board shall conduct meetings no less frequently than quarterly and at such locations as a majority of the members of the Board deem appropriate.

(h) Directors may participate in a meeting of the Board by means of a conference telephone or other communication equipment through which all persons participating in the meeting can hear each other, which shall be provided at all Board meetings if requested by a Director, and such participation in a meeting shall constitute presence in person at such meeting.

SECTION 2.04 Removal of Board Members; Vacancies

(a) A Shareholder may at any time elect to remove or dismiss any member of the Board appointed or nominated by such Shareholder pursuant to Section 2.03, with or without cause. Upon such election, each other Shareholder shall vote all Shares for which such Shareholder is the registered holder or for which such Shareholder shall otherwise have the ability to control or direct the voting thereof at any such meeting of shareholders, or execute a written resolution with respect to all Shares for which such Shareholder is the registered holder or for which such Shareholder shall otherwise have the ability to control or direct the voting thereof, in favor of the removal or dismissal of any such Board member. In the event that the number of members of the Board nominated by a Shareholder exceeds the number that such Shareholder has the right to nominate pursuant to Section 2.03, such Shareholder shall promptly take all appropriate action to cause any such extra members of the Board nominated by such Shareholder to immediately resign or alternatively shall take such measures as are necessary to remove or dismiss such extra members.

(b) In the event that a vacancy occurs on the Board as a result of the retirement, removal, dismissal, resignation, disability or death of a member thereof nominated pursuant to Section 2.03, such vacancy shall be filled by a person nominated by the Shareholder whose nominee’s retirement, removal, dismissal, resignation, disability or death created such vacancy. Each Shareholder shall vote all Shares of which such Shareholder is the registered holder or for which such Shareholder shall otherwise have the ability to control or direct the voting thereof at any meeting of shareholders, or execute a written resolution with respect to all Shares of which such Shareholder is the registered holder or for which such Shareholder shall otherwise have the ability to control or direct the voting thereof, in favor of the election of any person so nominated to fill a vacancy on the Board.

(c) Each Shareholder hereby agrees that it will not vote (or execute any written resolutions with respect to) any Shares of which it is the registered holder or any other Shares for which such Shareholder shall otherwise have the ability to control or direct the voting thereof in favor of the removal, dismissal or suspension of any member of the Board that any other Shareholder had the right to nominate unless such other Shareholder shall have consented to or requested such removal or dismissal in writing.

SECTION 2.05 Committees

(a) FoundryCo and each Shareholder hereby agree that there shall be established a people/compensation committee of the Board (the “People/Compensation Committee”), which shall make recommendations to the full Board for matters including, but not limited to, management compensation, and the adoption of or amendment to FoundryCo benefits plans and Incentive Plans. The Board shall establish a People/Compensation Committee Charter setting forth in further detail the powers and duties of the People/Compensation Committee. The People/Compensation Committee shall initially consist of at least two (2) members of the Board, including at least one Director nominated by Discovery and at least one Director nominated by Oyster. The Chairman of the People/Compensation Committee shall be a Director nominated by Oyster initially and thereafter shall rotate annually between a Director nominated by Discovery and a Director nominated by Oyster. The People/Compensation Committee shall meet no less frequently than quarterly at such place and time as shall be determined by the People/Compensation Committee Chairman.

(b) FoundryCo and each Shareholder hereby agree that there shall be established a finance and audit committee of the Board (the “Finance and Audit Committee”), which shall assist the Board in its responsibilities relating to reviewing financial matters generally, including, but not limited to, the accounting and financial reporting processes of FoundryCo, the audits of FoundryCo’s consolidated financial statements, the qualifications of FoundryCo’s independent auditor and the performance of FoundryCo’s internal audit function and independent auditor. The Board shall establish a Finance and Audit Committee Charter setting forth in further detail the powers and duties of the Finance and Audit Committee. The Finance and Audit Committee shall initially consist of at least two (2) members of the Board, including at least one Director nominated by Discovery and at least one Director nominated by Oyster. The Chairman of the Finance and Audit Committee shall be a Director nominated by Discovery initially and thereafter shall rotate annually between a Director nominated by Oyster and a Director nominated by Discovery. The Finance and Audit Committee shall meet no less frequently than quarterly at such place and time as shall be determined by the Finance and Audit Committee Chairman.

(c) FoundryCo and each Shareholder hereby agree that from time to time the Board may establish such other committees to assist the Board in its responsibilities, including a security committee which shall oversee FoundryCo’s compliance with any security and compliance-related commitments to the U.S. government as well as the overall security of FoundryCo, including the protection of FoundryCo’s technology and compliance with U.S. export control requirements.

SECTION 2.06 Officers

(a) The Shareholders shall cause the Board to approve the appointment of the following initial senior executive officers of FoundryCo: (i) Doug Grose as Chief Executive Officer; (ii) Bruce McDougall as Chief Financial Officer; and (iii) such other officers as determined and appointed by the People/Compensation Committee.

SECTION 2.07 Additional Financings. FoundryCo shall seek additional financing, and the Shareholders shall make additional capital contributions, in accordance with the terms and conditions set forth in the Funding Agreement.

SECTION 2.08 Certain Other Corporate Actions

(a) At all times, subject to Section 2.08(b) and Section 6.01(b), FoundryCo shall not, and shall cause its Subsidiaries not to, take (either directly or by amendment, merger, consolidation, reclassification or otherwise) (and each Shareholder agrees to vote all Shares for which such Shareholder is the registered holder or for which such Shareholder shall otherwise have the ability to control or direct the voting thereof at any meeting of shareholders against (and to refuse to execute a written resolution that seeks the authority to approve)) any action not in the ordinary course of business, unless the Board shall first have approved such action by Majority Vote; provided, however, that the Board may by resolution require prior notification or the Board’s prior approval for any actions to be taken in the ordinary course of business; provided further, that in the event a matter which would otherwise require approval under this Section 2.08 has been expressly included in either the Five-Year Capital Plan or the Annual Business Plan, which has been approved by the Board or the Shareholders in accordance with this Agreement and the Funding Agreement, as applicable, no further Board approval shall be required hereunder.

(b) In addition to such authorizations or approvals by the Board or shareholders as may be required by applicable Law, the Memorandum and Articles of Association or the constituent documents of each of FoundryCo’s Subsidiaries or the other provisions of this Agreement, and subject to Section 6.01(b) and Section 7.01(b)(i), FoundryCo shall not, and shall cause its Subsidiaries not to, take (either directly or by amendment, merger, consolidation, reclassification or otherwise) (and each Shareholder agrees to vote all Shares for which such Shareholder is the registered holder or for which such Shareholder shall otherwise have the ability to control or direct the voting thereof at any meeting of shareholders against (and to refuse to execute a written resolution that seeks the authority to approve)) any of the following actions, unless all of the members of the Board shall have first approved such action:

(i) implementing material changes in the purpose or scope of FoundryCo’s activities or engaging in any material activity unrelated to FoundryCo’s business that materially adversely affects FoundryCo’s ability to perform its obligations to Discovery under the Wafer Supply Agreement;

(ii) a change in the number of Directors on the Board;

(iii) the amendment or restatement of its constituent documents;

(iv) any transaction resulting in a change of control of FoundryCo or any sale of all or substantially all of the assets of FoundryCo and its Subsidiaries other than to FoundryCo or any of its Subsidiaries or, following termination of the Restricted Period, to a Permitted Transferee; provided, however, that any such transaction with a Permitted Transferee is on terms that are fair from a financial point of view to all Shareholders;

(v) the entering into of any acquisition, joint venture, divestiture, transfer, sale, assignment, lease, license or disposal of any property or asset, real, personal or mixed (including leasehold interests and intangible assets), which have a value in excess of $25 million singly or $50 million in the aggregate other than with FoundryCo or any of its Subsidiaries or, following termination of the Restricted Period, to a Permitted Transferee; provided, however, that any such transaction with a Permitted Transferee is on terms that are fair from a financial point of view to all Shareholders;

(vi) approval of any material amendment, modification or revision to the initial Five-Year Capital Plan;

(vii) approval of any Annual Business Plan or any material amendment, modification or revision thereto;

(viii) the authorization, issuance, sale, acquisition, conversion, repurchase or redemption of any Shares or other equity interest (or option, warrant, conversion or similar right with respect to any equity interest) in or of FoundryCo or its Subsidiaries to the extent not reflected in the Annual Business Plan, the Memorandum and Articles of Association or any Incentive Plan;

(ix) the declaration, making or payment of any dividend, distribution or transfer (whether in cash, securities or other property) to shareholders;

(x) the entering into or the amendment of (A) any of the Transaction Documents, (B) any Incentive Plan or (C) any agreement, contract or arrangement by FoundryCo or any of its Subsidiaries pursuant to which FoundryCo or any of its Subsidiaries is obligated to pay or is entitled to receive payments in excess of $15 million over the term of such contract;

(xi)(A) the sale, license, sublicense, assignment, transfer, termination or other disposition of any Intellectual Property right owned by or licensed to FoundryCo or any of its Subsidiaries, (B) any amendment of any license from or to FoundryCo or any of its Subsidiaries of any Intellectual Property, or (C) any covenants or agreements not to assert claims of infringement, misappropriation or other violation of any Intellectual Property, other than any of the foregoing in the ordinary course of the business of FoundryCo or, with respect to any of the foregoing involving a Subsidiary of FoundryCo, the business of such Subsidiary;

(xii) the prosecution, commencement or settlement of any litigation or administrative action for an amount in excess of $10 million in any such prosecution, commencement or settlement or series of related prosecutions, commencements or settlements or waiving or relinquishing any material rights or claims;

(xiii) the making of any loan, investment or expenditure (or series of related expenditures) not reflected in the Annual Business Plan involving more than $5 million singly or $10 million in the aggregate;

(xiv) the incurrence of any indebtedness or subjecting any of its properties or assets to any lien, claim or encumbrance or the giving of any material guarantee or indemnity, in each case to the extent not reflected in the Annual Business Plan, which would result in an increase of 5% or more of the total indebtedness contemplated in the Annual Business Plan;

(xv) the consummation of any Public Offering of securities;

(xvi) the appointment or termination of FoundryCo’s Chief Executive Officer or Chief Financial Officer;

(xvii) the determination of when the Reconciliation Event has occurred;

(xviii) the entering into of any transaction, agreement or arrangement between FoundryCo or any of its Subsidiaries, on the one hand, and any Officer, Director, Affiliate or Shareholder, on the other hand, (other than the transactions provided for in or contemplated by the Transaction Documents) unless the total consideration expected to be paid or received by FoundryCo and its Subsidiaries taken as whole as a result of such transaction or proposed change or waiver shall not exceed $25 million; and

(xix) the entering into of any contract, arrangement, understanding or other similar agreement with respect to any of the foregoing in subsections (i) - (xviii).

(c) In the event of an inconsistency between FoundryCo’s Articles of Association and this Agreement, the Shareholders shall exercise their voting rights to amend the Articles of Association to remove such inconsistency.

SECTION 2.09 Acknowledgment Regarding Fiduciary Duties

Except as otherwise expressly set forth in this Agreement and the other Transaction Documents, this Agreement is not intended to, and does not, create or impose any fiduciary duty on any of the Shareholders (in their capacity as a holder of Shares) or their respective Affiliates.

SECTION 2.10 Delivery of Notice for General Meeting and Board Meeting

In addition to any other manner of delivery permitted by the Memorandum and Articles of Association, each Shareholder consents to the delivery of notices of any general meeting of shareholders of FoundryCo by electronic mail at the address and upon the terms set forth in Section 8.02 for such Party. Notwithstanding any provision of this Agreement to the contrary, each Shareholder may withdraw such consent or change the applicable electronic mail address for purposes of such Shareholder notices at any time upon written notice to FoundryCo without the approval of any other Party hereto.

ARTICLE III

RESTRICTIONS ON TRANSFER OF SECURITIES

SECTION 3.01 General Rules

(a) For purposes of this Article III, Securities held by Discovery shall include any Securities held by any Permitted Transferees or any other transferees (other than a transferee pursuant to a Public Sale) of Discovery and Securities held by Oyster shall include any Securities held by any Permitted Transferees or any other transferees (other than a transferee pursuant to a Public Sale) of Oyster, and any offers or acceptances to purchase or sell Securities made to or by Discovery or Oyster shall have been deemed to have been made to or by the respective Permitted Transferees or any other transferees (other than a transferee pursuant to a Public Sale) of Discovery or Oyster.

(b) No Shareholder shall, directly or indirectly, make or solicit any Sale of Securities, or create, incur, solicit or assume any Encumbrance with respect to any Securities, except in compliance with this Agreement and any applicable securities laws.

(c) Each Shareholder shall vote all Shares for which such Shareholder is the registered holder or for which such Shareholder shall otherwise have the ability to control or direct the voting thereof at any such meeting of shareholders, or execute a written resolution with respect to all Shares for which such Shareholder is the registered holder or for which Shareholder shall otherwise have the ability to control or direct the voting thereof, in favor of any resolution to procure any transfer in compliance with the provisions of this Article III and to prohibit any transfer not in compliance with this Article III. The Shareholders shall cause the members of the Board to vote in accordance with the provisions of this Article III.

(d) Immediately prior to the IPO, the Convertible Notes shall convert into Class A Preferred Shares or Class B Preferred Shares, as applicable, and all Preferred Shares shall convert into Class B Ordinary Shares, in each case pursuant to the terms thereof.

SECTION 3.02 General Restrictions on Transfer

(a) Each Shareholder agrees that the Class A Ordinary Shares are non-transferable.

(b) Each Shareholder agrees that, without the consent of the other Shareholder, it will not participate in any Sale of Securities if (i) prior to the Reconciliation Event, such Sale of Securities would cause FoundryCo to fail to constitute a “subsidiary” of Discovery, as such term is defined in the Intel Patent Cross License Agreement; (ii) such Sale of Securities is made to Intel Corporation (“Intel”) or any Affiliates of Intel or (iii) such Sale of Securities is made to any competitor of FoundryCo.

SECTION 3.03 Certain Restrictions on Transfer

(a) Each Shareholder agrees that, prior to the earliest of (i) March 2, 2019, (ii) such time as the Abu Dhabi cluster is operational with a steady-state yield and volumes of at least seventy-five thousand (75,000) Wafer Starts on Qualified Processes per month, as set forth in the Wafer Supply Agreement, or (iii) the termination of the Transition Period under the Funding Agreement (the “Restricted Period”), it will not, directly or indirectly, make any Sale of Securities, or create, incur or assume any Encumbrance with respect to any Securities held by such Shareholder, or enter into any other transaction pursuant to which it or any of its Permitted Transferees shall receive any consideration in cash or other property in connection with such Securities (other than as a distribution thereon by FoundryCo), other than:

(i) with the prior written consent of the other Shareholder;

(ii) any Sale of Securities to (A) a Permitted Transferee in compliance with the provisions of this Article III, or (B) the other Shareholder;

(iii) each of Discovery and Oyster (and any of their Permitted Transferees holding Shares) shall be entitled to sell up to 25% of its Fully Diluted Shares (measured at the time of the IPO) in the IPO; provided, however, that any Securities to be included on behalf of FoundryCo shall be given first priority to be included in the IPO and as among the Shareholders wishing to sell Securities, the number of Securities to be included in the IPO shall be allocated pro rata based on the amount of Securities each Shareholder (and its Permitted Transferees) proposes to sell; provided further, that any Securities to be included in the IPO on behalf of Discovery and Oyster and their respective Permitted Transferees shall be given priority over any other Shareholder or any employees of FoundryCo or any of its Subsidiaries; and provided further, that, with respect only to Discovery or any of its Permitted Transferees, this right shall be suspended until the Reconciliation Event has occurred;

(iv) in each year following the IPO, each of Discovery and Oyster (and any of their Permitted Transferees holding Shares) shall be entitled to sell up to an equal amount of its Fully Diluted Shares as permitted under Section 3.03(a)(iii) pursuant to (A) a Public Offering, or (B) an offering exempt from registration pursuant to Rule 144 under the Securities Act, or similar non-U.S. applicable Law, if any, provided, however, that any Securities to be included on behalf of FoundryCo shall be given first priority to be included in any such Public Offering and as among the Shareholders wishing to sell Securities, the number of Securities to be included in any such Public Offering shall be allocated pro rata based on the amount of Securities each Shareholder (and its Permitted Transferees) proposes to sell; provided further, that any Securities to be included in any such Public Offering on behalf of Discovery and Oyster and their respective Permitted Transferees shall be given priority over any other Shareholder or any employees of FoundryCo or any of its Subsidiaries; and provided further, that, with respect only to Discovery or any of its Permitted Transferees, this right shall be suspended until the Reconciliation Event has occurred;

(v) in each year following the IPO, including the year of the IPO, (A) with respect to Discovery, to pledge up to an equal amount of Fully Diluted Shares as permitted for sale under Section 3.03(a)(iii); provided however, that, this right shall be suspended until the Reconciliation Event has occurred, and (B) with respect to Oyster, to pledge up to all of its Fully Diluted Shares; or

(vi) any Sale of Securities by Oyster or its Permitted Transferees pursuant to Section 5.01.

(b) Each Shareholder agrees that, following the end of the Restricted Period, it will not, directly or indirectly, make any Sale of Securities, or create, incur or assume any Encumbrance with respect to any Securities held by such Shareholder, or enter into any other transaction pursuant to which it or any of its Permitted Transferees shall receive any consideration in cash or other property in connection with such Securities (other than as a distribution thereon by FoundryCo) other than (i) pursuant to the exceptions set forth in Section 3.03(a) above or (ii) any Sale of Securities for cash or readily marketable securities that is made in compliance with the procedures, and subject to the limitations, set forth in Sections 3.05, 3.06, 3.07 and 3.08.

SECTION 3.04 Permitted Transferees

(a) Notwithstanding anything to the contrary contained herein, any Sale of Securities may be made to a Permitted Transferee. However, no Sale of Securities to a Permitted Transferee shall be effective if a purpose or effect of such transfer shall have been to circumvent the provisions of this Article III. Each Shareholder shall remain responsible for the performance of this Agreement by each Permitted Transferee of such Shareholder to which Securities are transferred. If any Permitted Transferee to which Securities are transferred in accordance with this Article III ceases to be a Permitted Transferee of the Shareholder from which or whom it acquired such Securities, such Person shall reconvey such Securities to such transferring Shareholder immediately before such Person ceases to be a Permitted Transferee of such transferring Shareholder so long as such Person knows of its upcoming change of status immediately prior thereto. If such change of status is not known until after its occurrence, the former Permitted Transferee shall make such transfer to such transferring Shareholder as soon as practicable after the former Permitted Transferee receives notice thereof.

(b) Each Permitted Transferee shall enter into a joinder agreement pursuant to Section 3.09(a).

SECTION 3.05 Right of First Offer

(a) The provisions of this Section 3.05 shall survive the IPO.

(b) Following the end of the Restricted Period, except as provided for in Section 3.03(b), if at any time during the term of this Agreement, a Shareholder (the “Prospective Seller”) desires to effect a Sale of Securities to a Third Party or Third Parties, the Prospective Seller shall deliver a written notice (an “Offer Notice”) thereof to FoundryCo and the other Shareholder (the “Other Shareholder”), which notice shall set forth all of the material terms and conditions, including the number of Securities proposed to be sold (the “Offered Securities”) and the proposed purchase price per Share (the “Offer Price”) (which shall be payable solely in cash or freely marketable securities in one lump sum payment), on which the Prospective Seller offers to sell the Offered Securities to FoundryCo and the Other Shareholder (the “Offer”).

(c) The receipt of an Offer Notice by the Other Shareholder shall constitute an offer by the Prospective Seller to sell to the Other Shareholder. Such Offer shall be irrevocable for thirty (30) days (the “Offer Period”)

after receipt of such Offer Notice by the Other Shareholder. During the Offer Period, the Other Shareholder shall have the right to accept such offer as to any or all of the Offered Securities by giving a written notice of acceptance (the “Notice of Acceptance”) to the Prospective Seller prior to the expiration of the Offer Period, which notice shall specify the number of Offered Securities to be purchased by the Other Shareholder. Alternatively, if the threshold set forth in Section 3.07(b) is met, the Other Shareholder shall have the right and option to notify the Prospective Seller of the Other Shareholder’s interest in selling along with the Prospective Seller to a Third Party (the “Tag Along Offer”) pursuant to Section 3.07.

(d) The consummation of any such purchase by and sale to the Other Shareholder shall take place not later than ten (10) days after the expiration of the Offer Period (unless a later date shall be required under the HSR Act or other applicable Law). Upon the consummation of such purchase and sale, the Prospective Seller shall (i) deliver to the Other Shareholder the Securities purchased, free and clear of any Encumbrances (other than this Agreement and applicable Law) and (ii) assign all of its rights and obligations under this Agreement with respect to such Securities against payment of the purchase price contained in the Offer.

(e) In the event that (i) the Other Shareholder shall not have elected during the Offer Period to purchase all the Offered Securities or (ii) the Other Shareholder shall have failed to consummate a purchase of Securities with respect to which a Notice of Acceptance was given, the Prospective Seller shall not be obligated to sell any Offered Securities to the Other Shareholder and, subject to its obligations under Section 3.06 and 3.07, shall have the right to sell the Offered Securities (the “Unaccepted Securities”) to a Third Party or Third Parties so long as all the Unaccepted Securities are sold or otherwise disposed of by the Prospective Seller (A) within ninety (90) days after the expiration of the Offer Period or such longer period (up to the maximum period permitted by applicable Law) as would be required under the HSR Act or other applicable Law, and (B) at a price not less than the Offer Price included in the Offer Notice.

SECTION 3.06 Right of Last Look

(a) The provisions of this Section 3.06 shall survive the IPO.

(b) Following the end of the Restricted Period, except as provided for in Section 3.03(b), a Prospective Seller shall not consummate any Sale of Securities to a Third Party without offering in writing at least ten (10) Business Days prior to the consummation of the Sale of Securities, the Other Shareholder the right to acquire the Offered Securities for the purchase price set forth in this Section 3.06 and otherwise on the terms and conditions offered by the Third Party (the “Last Look Notice”). The Last Look Notice shall contain (i) the name and address of the Third Party and any Person who controls such Third Party, (ii) the proposed amount and form of consideration to be delivered by the Third Party in the transaction and a calculation of the purchase price applicable to the Other Shareholder, (iii) the material terms of such transaction, and (iv) the proposed closing date. The Other Shareholder shall have five (5) Business Days to notify the Prospective Seller of its intentions to purchase the Securities on the terms and conditions set forth above (the “Last Look Acceptance Notice”);

(c) To the extent that the Other Shareholder elects not to exercise its purchase right under this Section 3.06 or does not timely deliver a Last Look Acceptance Notice, the Prospective Seller shall be permitted to consummate its transaction with the Third Party not later than five (5) Business Days after the expiration of the period of time for the Other Shareholder to deliver the Last Look Acceptance Notice. Alternatively, if the Other Shareholder timely delivers the Last Look Acceptance Notice, the Other Shareholder must consummate the acquisition of Securities on or before the proposed closing date identified in the Last Look Notice.

SECTION 3.07 Tag-Along Rights

(a) The provisions of this Section 3.07 shall terminate upon the IPO.

(b)(i) Following the end of the Restricted Period, except as provided for in Section 3.03(b), no Prospective Seller shall sell any Offered Securities held by it, if such Offered Securities constitute more than 10% of the then

Fully Diluted Shares, unless each Other Shareholder is provided the Offer Notice set forth in Section 3.05 and is offered the right and option to sell pursuant to such disposition up to the same percentage of Securities held by it as the percentage of Securities held by the Prospective Seller as the Prospective Seller proposes to sell.

(ii) The Other Shareholder desiring to exercise such option shall, prior to the expiration of the Offer Period, provide the Prospective Seller with a written notice specifying the number of Securities as to which such Other Shareholder (the “Tag-Along Offered Securities”) has an interest in selling pursuant to the Tag-Along Offer (a “Tag-Along Notice of Interest”), and shall cooperate in such manner as the Prospective Seller shall reasonably request to permit the sale of such Securities pursuant to the Tag-Along Offer.

(iii) If the Third Party is unwilling to buy all of the Offered Securities, then the allocation of the Securities to be sold in the Tag-Along Offer shall be made pro rata based on the number of Securities each Shareholder proposes to sell.

(iv) Promptly after the consummation of the Sale of Securities of the Prospective Seller and the Other Shareholder to the Third Party or Parties pursuant to the Tag-Along Offer, the Prospective Seller shall remit to the Other Shareholder the total sales price of the Securities of the Other Shareholder sold pursuant thereto less the pro rata portion (based on sales price of Securities being sold by the respective parties) of the out-of-pocket expenses (including reasonable legal expenses) incurred by the Prospective Seller in connection with such sale; provided, however, that the Other Shareholder shall not be liable for any such expenses in the event that such sale is not consummated.

(v) If at the end of the Offer Period the Other Shareholder shall not have given a Tag-Along Notice of Interest, the Other Shareholder shall be deemed to have waived its rights under this Section 3.07 with respect to the sale pursuant to the Tag-Along Offer with respect to which a Tag-Along Notice of Interest shall not have been given.

(vi) If, at the end of the twenty (20)-day period following the giving of the Offer Notice (or such later date as is required under the HSR Act or other applicable Law), the Prospective Seller has not completed the sale of all the Tag-Along Offered Securities made available to the Prospective Seller pursuant to Section 3.07(b)(ii), the Prospective Seller shall return to the Other Shareholder all certificates and documents provided to the Prospective Seller by the Other Shareholder pursuant to Section 3.07(b)(ii); provided, however, that the Prospective Seller shall not be relieved of its obligation to sell the Securities of the Other Shareholder in the event that such sale is ultimately completed with such Third Party or Parties.

(vii) Except as expressly provided in this Section 3.07, no Prospective Seller shall have any obligation to the Other Shareholder with respect to the sale of any Securities held by the Other Shareholder in connection with this Section 3.07. No Other Shareholder shall be entitled to sell and transfer Securities directly to any Third Party pursuant to a Tag-Along Offer (it being understood that all such sales shall be made only on the terms and pursuant to the procedures set forth in this Section 3.07).

SECTION 3.08 Drag-Along Rights

(a) The provisions of this Section 3.08 shall terminate upon the IPO.

(b) Following the end of the Restricted Period, except as provided for in Section 3.03(b), in the event that any Shareholder that, together with its Permitted Transferees, holds at least 75% of the Fully Diluted Shares (the “Dragging-Along Shareholder”) proposes to sell all of its Securities in a bona fide transaction to a Third Party, then the Dragging-Along Shareholder shall have the unconditional right to effect the sale of all (but not less than all) of such Securities in either a private or public sale, at the option of the Dragging-Along Shareholder (such transaction, the “Drag-Along Transaction”). In such event, the Dragging-Along Shareholder may, at its option, require the other Shareholder (the “Dragged-Along Shareholder”) to sell all of the Securities then held by or registered in the names of such Dragged-Along Shareholder and its Permitted Transferees (“Drag-Along Offered Securities”) to the Third Party or Parties in the Drag-Along Transaction for the same consideration and otherwise on the same terms and conditions upon which the Dragging-Along Shareholder sells its Securities, subject to

Section 3.08(f). Each Shareholder hereby agrees that it will vote in favor of (or execute any written resolutions with respect to) any transaction required by this Section 3.08(b) and to take such further actions as may be reasonably required to effect such transaction, in each case, to the extent not consistent with this Agreement. In the event of a Drag-Along Transaction, none of the provisions of Sections 3.02(b)(i) and (b)(iii), 3.05, 3.06, and 3.07 shall apply.

(c) The Dragging-Along Shareholder shall provide a written notice (the “Drag-Along Notice”) of such Drag-Along Transaction (the “Drag-Along Offer”) to the Dragged-Along Shareholder not later than thirty (30) days prior to the consummation of the sale contemplated by the Drag-Along Offer. The Drag-Along Notice shall contain written notice of the exercise of the Dragging-Along Shareholder’s rights pursuant to Section 3.08(b), and shall identify the Third Party or Parties making the Drag-Along Offer, the consideration offered per Share and all other material terms and conditions of the Drag-Along Offer. Within twenty (20) days following the date the Drag-Along Notice is given, the Dragged-Along Shareholder shall cooperate in such manner as the Dragging-Along Shareholder shall reasonably request to permit the sale of the Securities requested from each such Dragged-Along Shareholder pursuant to the Drag-Along Offer, and shall enter into a sale agreement with respect to the sale of the Securities of the Dragging-Along Shareholder and the Dragged-Along Shareholder pursuant to the Drag-Along Offer and shall reasonably cooperate in the transfer of these Securities to the relevant Third Party; provided, however, that the Dragged-Along Shareholder shall not be required to make any representations and warranties in such sale agreement other than with respect to the Dragged-Along Shareholder’s authority to enter into the sale agreement and ownership of the Securities to be sold by the Dragged-Along Shareholder. The Company shall in connection with the transfer of the relevant Securities to the relevant Third Party request the Board to adopt a resolution to grant the approval for such transfer of Securities pursuant to the Memorandum and Articles of Association.

(d) Promptly after the consummation of the sale of Securities pursuant to the Drag-Along Offer and receipt of consideration therefor, the Dragging-Along Shareholder shall remit to the Dragged-Along Shareholder the sales proceeds received by the Dragging-Along Shareholders of the Securities of such Dragged-Along Shareholder sold pursuant thereto less a pro rata portion of the out-of-pocket expenses (including reasonable legal expenses) incurred by the Dragging-Along Shareholder in connection with such sale; provided, however, that the Dragged-Along Shareholder shall not be liable for any such expenses in the event that such sale is not consummated.

(e) If, at the end of the sixty (60)-day period following the giving of the Drag-Along Notice, the Dragging-Along Shareholder has not completed the sale of all its Securities and the Securities of the Dragged-Along Shareholder pursuant to Section 3.08(b), the Dragging-Along Shareholder shall return to the Dragged-Along Shareholder such documents as it shall reasonably request, and the Dragged-Along Shareholder shall no longer be obligated to cooperate in such sale and transfer pursuant to Section 3.08(b) with respect to such Drag-Along Offer.

(f) Except as expressly provided in Section 3.08(d), the Dragging-Along Shareholder shall have no obligation to the Dragged-Along Shareholder with respect to the contemplated sale of any Securities held by such Dragged-Along Shareholder in connection with this Section 3.08. The Dragging-Along Shareholder shall have no obligation to the Dragged-Along Shareholder to sell and transfer any Drag-Along Offered Securities pursuant to this Section 3.08 or as a result of any decision by the Dragging-Along Shareholder not to accept or consummate any Drag-Along Offer (it being understood that any and all such decisions shall be made by the Dragging-Along Shareholder in its sole discretion). No Dragged-Along Shareholder shall be entitled to sell and transfer Securities directly to any Third Party pursuant to a Drag-Along Offer (it being understood that all such sales shall be made only on the terms and pursuant to the procedures set forth in this Section 3.08).

(g) Upon the consummation of a Drag-Along Transaction, all of the holders of the Securities shall receive the same form and amount of consideration per Security, respectively, taking into account and giving effect to any accrued interest, conversion ratios, liquidation preference and other provisions relating to the nature of consideration, to which the holders of Securities are entitled in accordance with the terms thereof in effect immediately prior to the Drag-Along Transaction, and if any holders of Preferred Shares or Ordinary Shares are given an option as to the form and amount of consideration to be received, all holders shall be given the same option. In addition, such Shareholder shall not be required to accept consideration in a Drag-Along Transaction other than cash and/or freely-tradable equity securities registered under the Exchange Act and listed on the New York Stock Exchange or NASDAQ Stock Market and/or any other securities exchange or automated quotation system of similar caliber in the United States or elsewhere.

SECTION 3.09 Certain Persons to Execute Agreement

(a) Each Shareholder agrees that it will not, directly or indirectly, make any Sale of Securities to any Permitted Transferee or otherwise unless, prior to the consummation of any such Sale of Securities, the Person to whom such Sale of Securities is proposed to be made (a “Prospective Transferee”) executes and delivers to FoundryCo and each Shareholder an agreement in the form attached hereto as Exhibit A whereby such Prospective Transferee confirms that, with respect to the Securities that are the subject of such Sale of Securities, it shall be deemed to be a “Shareholder” for all purposes of this Agreement and agrees to be bound by all the terms of this Agreement as a “Shareholder”; provided, however, that such Prospective Transferee shall not be entitled to the benefits of this Agreement until such time as such Sale of Securities to such Person has been completed.

(b) The provisions of this Section 3.09 shall not apply to any Sale of Securities pursuant to a Public Offering or, following the IPO, pursuant to an offering exempt from registration pursuant to Rule 144 under the Securities Act, or similar non-U.S. applicable Law (each such Sale of Securities, a “Public Sale”).

SECTION 3.10 Equivalent Rights

The Shareholders acknowledge that the Board may determine that it is in the best interests of FoundryCo to effect its IPO on a securities exchange located outside of the United States. The Shareholders and FoundryCo agree that prior to any such IPO each of them shall use their commercially reasonable efforts to amend this Agreement as may be necessary to ensure that the rights of the Shareholders with respect to any Public Offerings in and following the IPO and the sale of Securities in any such Public Offerings are at least equivalent to the rights set forth in this Agreement in respect of sales of Securities in the United States.

SECTION 3.11 Put and Call Options; Fair Market Valuation

(a) Unless otherwise agreed by the Parties, in the event that a Shareholder’s option pursuant to the terms of this Agreement or the Funding Agreement is triggered (i) to put any or all of the Securities held by such Shareholder and its Permitted Transferees to the other Shareholder, or (ii) to purchase any or all of the Securities held by the other Shareholder and its Permitted Transferees, such Shareholder shall have thirty (30) days from the date that it receives notification of the triggering event by the other Shareholder to deliver a written notice (the “Election Notice”) to the other Shareholder electing to exercise such put or call option, as appropriate, and if not so exercised within such thirty (30)-day period, such option shall lapse.

(b) Each Shareholder hereby covenants and agrees that where the provisions of this Agreement and the Funding Agreement indicate that the “Fair Market Value” of the Shares of FoundryCo is to be determined, such Shareholder will take all actions reasonably necessary to determine the Fair Market Value of such Shares in accordance with this Section 3.11(b).

(i) The Shareholder wishing to exercise its put or call option pursuant to Section 3.11(a) shall designate an investment banking firm of recognized international standing within fifteen (15) days of the date of the delivery of the Election Notice to determine the Fair Market Value of such Shares. The other Shareholder shall also designate an investment banking firm of recognized international standing within the same time period. Within thirty (30) days after appointment of both investment banking firms, each investment banking firm shall determine its initial view as to the Fair Market Value of such Shares and shall consult with one another with respect thereto. Within forty-five (45) days after appointment of both investment banking firms, each investment banking firm shall have determined its final view as to the Fair Market Value of such Shares and shall have delivered such final view to the Shareholders.

(ii) If the difference between the higher of the respective final views of the two investment banking firms and the lower of the respective final views of the two investment banking firms is less than 10% of the higher Fair Market Value, then the Fair Market Value determined shall be the average of those two views.

(iii) If the difference between the higher Fair Market Value and the lower Fair Market Value is equal to or greater than 10%, then the Shareholders shall instruct the investment banking firms to jointly designate a third investment banking firm of recognized international standing (the “Mutually Designated Appraiser”). The Mutually Designated Appraiser shall be designated within ten (10) days after the delivery of the final views of the investment banking firms pursuant to Section 3.11(b)(i) and shall within fifteen (15) days of such designation determine its final view as to the Fair Market Value. The final Fair Market Value determination shall be the Fair Market Value of the Mutually Designated Appraiser.

(iv) Notwithstanding the foregoing, in the event a Shareholder does not appoint an investment banking firm within the time periods specified above, such Shareholder shall have waived its rights to appoint an investment firm and determination of the Fair Market Value shall be made solely by the Shareholder who did appoint an investment banking firm.

(c) FoundryCo shall provide reasonable access to each of the designated investment banking firms to members of management of FoundryCo and its Subsidiaries and to the books and records of FoundryCo and its Subsidiaries in order to allow such investment banking firms to conduct due diligence examinations in scope and duration as are customary in valuations of this kind. Each of the Shareholders and any Permitted Transferees agree to cooperate with each of the investment banking firms to provide such information as may be reasonably requested. Costs of the appraisals shall be borne equally by the Shareholders.

ARTICLE IV

BOOKS AND RECORDS; FINANCIAL STATEMENTS

SECTION 4.01 Books and Records; Financial Statements

(a) At all times during the continuance of FoundryCo, FoundryCo shall prepare and maintain separate books of account for FoundryCo that shall show a true and accurate record of all assets, all liabilities, all equity, all investments by owners, all distributions to owners, all comprehensive income, all revenues, all expenses, all gains and all losses, pertaining to FoundryCo or any of its Subsidiaries in accordance with GAAP consistently applied. Such books of account, together with a certified copy of this Agreement and of the constituent documents of FoundryCo, shall at all times be maintained at the principal place of business of FoundryCo. The books of account and the records of FoundryCo shall be examined by and reported upon as of the end of each fiscal year by an internationally recognized independent registered public accounting firm (the “Auditors”). For such period as Discovery is required to consolidate the financial results of FoundryCo, the Auditors shall be the same independent registered public accounting firm that audits Discovery’s consolidated financial statements. Thereafter, the Auditors shall be nominated by Oyster. Each Shareholder shall, regarding the appointment of the Auditors, vote its shares in accordance with the proposal of the Board pursuant to the foregoing sentence.

(b) For as long as Discovery is required to consolidate the financial results of FoundryCo, the following financial information, in reasonable detail and prepared in accordance with GAAP, shall be transmitted by FoundryCo to Discovery (with a copy to Oyster) to permit Discovery to timely consolidate FoundryCo’s results into Discovery’s consolidated financial statements and to prepare for its quarterly earnings releases and United States Securities and Exchange Commission (“SEC”) regulatory filings at the times hereinafter set forth:

(i) Within four (4) Business Days after the end of each fiscal month (or such longer time as the Shareholders and FoundryCo may agree to account for system changes or other events that may affect FoundryCo’s ability to close its books within this time period), the following unaudited financial data:

(A) the consolidated balance sheet and statement of shareholders’ equity of FoundryCo and its Subsidiaries as of the end of such fiscal month;

(B) a consolidated statement of operations for FoundryCo and its Subsidiaries for such fiscal month; and

(C) inventory and other sub-ledger information, including inventory unit quantities, standard costs, product attributes, and reserve calculations for such fiscal month as they pertain to Discovery. Inventory and other sub-ledger information with respect to FoundryCo’s customers other than Discovery shall be provided on an aggregated basis at the level necessary for Discovery to comply with applicable SEC rules and regulations, GAAP and the reasonable requirements of Discovery’s auditors.

(ii) Within seven (7) Business Days after the end of each fiscal month (or such longer time as the Shareholders and FoundryCo may agree to account for system changes or other events that may affect FoundryCo’s ability to close its books within this time period), relevant cash flow data for FoundryCo and its Subsidiaries for such fiscal month.

(iii) As soon as available and in any event within six (6) Business Days after the end of each fiscal quarter (or such longer time as the Shareholders and FoundryCo may agree to account for system changes or other events that may affect FoundryCo’s ability to close its books within this time period), relevant information as may reasonably be requested by Discovery necessary for Discovery to prepare and discuss its quarterly earnings press release in a manner consistent with Discovery’s prior practices and disclosures.

(iv) As soon as available and in any event within twelve (12) Business Days after the end of each fiscal quarter (or such longer time as the Shareholders and FoundryCo may agree to account for system changes or other events that may affect FoundryCo’s ability to close its books within this time period), financial and operating data and analysis, including aggregate contractual cash obligations and aggregate unconditional purchase commitments (in each case, without disclosing the individual names, cost or pricing information for any of FoundryCo’s customers, vendors or accounts, unless Discovery is required to disclose such information by SEC rules and regulations), necessary for Discovery to prepare its Form 10-Q in compliance with SEC rules and regulations.

(v) As soon as available and in any event within sixteen (16) Business Days after the end of each fiscal year (or such longer time as the Shareholders and FoundryCo may agree to account for system changes or other events that may affect FoundryCo’s ability to close its books within this time period), financial and operating data and analysis, including aggregate contractual cash obligations and aggregate unconditional purchase commitments (in each case, without disclosing the individual names, cost or pricing information for any of FoundryCo’s customers, vendors or accounts, unless Discovery is required to disclose such information by SEC rules and regulations), necessary for Discovery to prepare its Form 10-K in compliance with SEC rules and regulations.

(vi) Other data and representations as may be necessary to allow Discovery to timely comply with SEC rules and regulations, GAAP and the reasonable requirements of Discovery’s auditors; provided, however, that FoundryCo shall not be obligated to provide to Discovery the individual names, cost or pricing information for any of FoundryCo’s customers, vendors or accounts, unless Discovery is required to disclose such information by SEC rules and regulations.

(c) For as long as Discovery is required to consolidate the financial results of FoundryCo, FoundryCo shall provide financial data and assist in the quarterly review and the annual integrated financial statement audit work performed by Discovery’s auditors under the Sarbanes-Oxley Act of 2002 (“SOX”), including the assistance and information needed for Discovery’s management representations to Discovery’s auditors, and to the extent applicable, by Discovery’s internal audit team, based on Discovery’s reasonable timeframes and requests; provided, however, that FoundryCo shall not be obligated to provide to Discovery the individual names, cost or pricing information for any of FoundryCo’s customers, vendors or accounts, unless such information is necessary for Discovery to complete its assessment of its internal control over financial reporting as required by SOX.

(d) For as long as Discovery is required to consolidate the financial results of FoundryCo, the fiscal quarters and fiscal years of FoundryCo and its Subsidiaries shall end on the same days on which the fiscal quarters and fiscal years of Discovery end.

(e) As soon as available and in any event within sixty (60) days after the end of fiscal year 2009, FoundryCo shall provide Oyster the following financial information, examined by and reported upon by the Auditors and prepared in accordance with IFRS, on the basis of converting from GAAP to IFRS, taking into consideration the material differences between GAAP and IFRS and consistent with Oyster’s IFRS accounting policies (it being understood that FoundryCo, and not the Auditors, shall ensure that such financial information is consistent with Oyster’s IFRS accounting policies):

(i) the consolidated balance sheet of FoundryCo and its Subsidiaries as of the close of such fiscal year;

(ii) at Oyster’s election, either the consolidated statement of shareholders’ equity or the consolidated statement of recognized income and expense of FoundryCo and its Subsidiaries as of the close of such fiscal year;

(iii) a consolidated statement of operations for FoundryCo and its Subsidiaries for such fiscal year;

(iv) a consolidated statement of cash flows for FoundryCo and its Subsidiaries for such fiscal year; and

(v) other data and representations as may be necessary to allow Oyster to timely comply with applicable accounting rules and regulations, including any financial information requirements of the Government of Abu Dhabi Audit Authority or similar Governmental Authority, IFRS and the reasonable requirements of Oyster’s auditors (it being understood that such other data may not be examined by the Auditors).

(f) Starting with fiscal year 2010 and for as long as Oyster is required to record FoundryCo’s financial results into Oyster’s books in accordance with IFRS, FoundryCo shall provide Oyster the following financial information examined by and reported upon by the Auditors at the times hereinafter set forth:

(i) As soon as available and in any event within sixty (60) days after the end of each fiscal year, the following financial statements, prepared in accordance with IFRS and consistent with Oyster’s IFRS accounting policies (it being understood that FoundryCo, and not the Auditors, shall ensure that such financial information is consistent with Oyster’s IFRS accounting policies):

(A) the consolidated balance sheet of FoundryCo and its Subsidiaries as of the close of such fiscal year;

(B) at Oyster’s election, either the consolidated statement of shareholders’ equity or the consolidated statement of recognized income and expense of FoundryCo and its Subsidiaries as of the close of such fiscal year;

(C) a consolidated statement of operations for FoundryCo and its Subsidiaries for such fiscal year;

(D) a consolidated statement of cash flows for FoundryCo and its Subsidiaries for such fiscal year; and

(E) other data and representations as may be necessary to allow Oyster to timely comply with applicable accounting rules and regulations, including any financial information requirements of the

Government of Abu Dhabi Audit Authority or similar Governmental Authority, IFRS and the reasonable requirements of Oyster’s auditors (it being understood that such other data may not be examined by the Auditors).

(g) For as long as Discovery is required to use the equity method of accounting to account for FoundryCo’s financial results, the following financial information, in reasonable detail and prepared in accordance with GAAP, shall be transmitted by FoundryCo to Discovery (with a copy to Oyster) to permit Discovery to timely account for its share of FoundryCo’s operating results and to prepare for its quarterly earnings releases and regulatory filings:

(i) As soon as available and in any event within six (6) Business Days after the end of each fiscal quarter (or such longer time as the Shareholders and FoundryCo may agree to account for system changes or other events that may affect FoundryCo’s ability to close its books within this time period), relevant information as may reasonably be requested by Discovery necessary for Discovery to record its share of FoundryCo’s operating results and to prepare and discuss its quarterly earnings press release in a manner consistent with Discovery’s prior practices and disclosures.

(ii) As soon as available and in any event within sixteen (16) Business Days after the end of each fiscal quarter (or such longer time as the Shareholders and FoundryCo may agree to account for system changes or other events that may affect FoundryCo’s ability to close its books within this time period), FoundryCo’s summary balance sheet and income statement for such fiscal quarter, and other financial disclosures necessary for the preparation of Discovery’s Form 10-Q in compliance with SEC rules and regulations;

(iii) As soon as available and in any event within twenty (20) Business Days after the end of each fiscal year (or such longer time as the Shareholders and FoundryCo may agree to account for system changes or other events that may affect FoundryCo’s ability to close its books within this time period), FoundryCo’s summary balance sheet and income statement for such fiscal year, and other financial disclosures necessary for the preparation of Discovery’s Form 10-K in compliance with SEC rules and regulations;

(iv) Other data and representations as may be necessary to allow Discovery to timely comply with SEC rules and regulations, GAAP and the reasonable requirements of Discovery’s auditors; provided, however, that FoundryCo shall not be obligated to provide to Discovery the individual names, cost or pricing information for any of FoundryCo’s customers, vendors or accounts, unless Discovery is required to disclose such information by SEC rules and regulations;

(v) As soon as available and in any event within thirty-two (32) Business Days after the end of each fiscal year (or such longer time as the Shareholders and FoundryCo may agree to account for system changes or other events that may affect FoundryCo’s ability to close its books within this time period), the following financial statements prepared in accordance with SEC Regulation S-X, examined by and reported upon by the Auditors:

(A) the consolidated balance sheet and statement of shareholders’ equity of FoundryCo and its Subsidiaries as of the close of such fiscal year;

(B) a consolidated statement of operations for FoundryCo and its Subsidiaries for such fiscal year;

(C) a consolidated statement of cash flows for FoundryCo and its Subsidiaries for such fiscal year; and

(D) relevant footnotes as required by SEC Regulation S-X.

The Shareholders acknowledge that the audited annual financial statements set forth in (v) above may be attached as an exhibit to Discovery’s Form 10-K, as required by the SEC rules and regulations for unconsolidated significant equity investees.

(h) The following financial information, in reasonable detail, shall be transmitted by FoundryCo to each member of the Board and each Shareholder at the times hereinafter set forth:

(i) As soon as available and in any event within thirty (30) days after the end of each fiscal quarter, the Cumulative Revenue and Cumulative Gross Margin (each as defined in the Funding Agreement);

(ii) The proposed Annual Business Plan for the next fiscal year in accordance with the schedule set forth in the Funding Agreement;

(iii) As soon as available and in any event within three (3) weeks of the end of each fiscal month, monthly accounts and progress reports in a form acceptable to Discovery and Oyster, with comparisons against the projected monthly results set forth in the most recent Annual Business Plan;

(iv) Prompt notification of material developments including events that FoundryCo would be required to disclose under Form 8-K of the Exchange Act had FoundryCo been subject to the reporting requirements of the Exchange Act; and

(v) Such other information as is reasonably requested by any Shareholder.

(i) (i) Each of Discovery and Oyster and their respective representatives may, for purposes reasonably related to their interests in FoundryCo, (A) examine and copy (at each Party’s own cost and expense) the books and records of FoundryCo, including the documents referred to in Sections 4.01(b)-(h), and (B) have reasonable access, during normal business hours, to FoundryCo’s management, employees, plans, properties and other assets to conduct due diligence and other reasonable investigations (including environmental assessments) regarding FoundryCo’s business and the FoundryCo Assets (at each Party’s own cost and expense), and FoundryCo shall reasonably cooperate with each of Discovery and Oyster in such due diligence and investigations. Notwithstanding anything to the contrary provided in this Section 4.01, FoundryCo shall have the right to withhold certain customers’ sensitive information from Discovery and the Discovery appointees to the Board shall recuse themselves from any discussion of such information at any Board meetings, if such request is made by a third party customer of FoundryCo.

(ii) For such period as the Auditors shall also be the auditors of the consolidated financial statements of Discovery, Oyster and its representatives (including separate independent accountants) shall have the right to perform (at FoundryCo’s expense, upon reasonable request by Oyster, and during normal business hours), Oyster’s own (A) annual audit of FoundryCo and any of its consolidated Subsidiaries’ books and records, accounting policies, internal controls processes, and other information relevant to the FoundryCo financial statements, including the documents referred to in Sections 4.01(b)-(h), and (B) quarterly review of the Auditors’ workpapers, which shall be provided subject to applicable auditing and professional standards (it being understood that FoundryCo shall provide its consent for the Auditors to reasonably cooperate with respect to such review). Oyster may request the Auditors to, and the Auditors reasonably shall, provide all such requested information either verbally or in writing, at Oyster’s option, and make themselves available during normal business hours to address questions related to the Auditors’ workpapers, subject to applicable auditing and professional standards. In addition, Oyster shall have the right to audit or review any transaction involving FoundryCo and any of its consolidated Subsidiaries and to review policies and position papers in connection with such transaction, and to review original documents supporting such transaction (including purchase orders, invoices and signed agreements), in each case as reasonably deemed necessary and appropriate by Oyster or its representatives in order to perform such audit or review. In connection with such audit or review, FoundryCo agrees that it will reasonably cooperate and cause its Subsidiaries to reasonably cooperate with Oyster and its representatives to provide all such requested information either verbally or in writing, at Oyster’s option, and to make available during normal business hours FoundryCo’s and its Subsidiaries’ management and employees, in each case as reasonably deemed necessary and appropriate by Oyster or its representatives in order to perform such audit or review.

(iii) FoundryCo shall make its management and employees and its business records and other documents (including the business records and documents of its management and employees) available to each of Discovery and Oyster promptly upon request in connection with any litigation or investigation in which either Discovery or Oyster is involved, including making those individuals available for interviews, depositions, written declarations or testimony. Each and every FoundryCo employee that, prior to Closing, was subject to any Discovery or Oyster document preservation notice shall continue to remain subject to such notice. For each and every FoundryCo document that, prior to Closing, was subject to any Discovery or Oyster document preservation notice, FoundryCo shall continue to retain and preserve the affected records until the expiration of such notice. Discovery or Oyster, as the case may be, shall notify FoundryCo promptly of the termination of any such notice.

(j) Discovery’s rights under Sections 4.01(h), (i)(i) and (i)(ii) shall terminate upon the later of (i) the termination of the Wafer Supply Agreement and (ii) upon such time that Discovery owns less than 10% of the Fully Diluted Shares. Oyster’s rights under Sections 4.01(h), (i)(i) and (i)(ii) shall terminate upon such time that Oyster owns less than 10% of the Fully Diluted Shares.

ARTICLE V

OTHER AGREEMENTS

SECTION 5.01 Discovery Change of Control Transaction

In the event of a Discovery Change of Control Transaction without Oyster’s prior written consent,

(a) Discovery shall promptly notify Oyster in writing thereof, setting forth the date and circumstances of the Discovery Change of Control Transaction and the identity of the Third Party that has acquired control of Discovery;

(b) all transfer restrictions set forth herein shall cease to be applicable with respect to all Securities held by Oyster and its Permitted Transferees; provided, however, that the restrictions on transfer set forth in Section 3.02(b)(ii) shall remain applicable;

(c) if the Discovery Change of Control Transaction occurs prior to the IPO, Oyster shall have the right (x) to require FoundryCo to consummate the IPO and (y) to register the number of Securities held by Oyster and its Permitted Transferees in connection with the IPO. Upon such request, each Shareholder shall vote all Shares for which such Shareholder is the registered holder or for which such Shareholder shall otherwise have the ability to control or direct the voting thereof, in favor of such matters as are necessary for approval of the shareholders of FoundryCo to effect the IPO, and FoundryCo shall be obligated to file and have declared effective a Registration Statement under the Securities Act (the “Registration Statement”) as promptly as practicable following receipt of notice from Oyster of its intention to exercise its IPO demand (the “IPO Demand Request”) pursuant to this Section 5.01(c). In the event of an IPO pursuant to this Section 5.01(c), at Oyster’s election, any Securities to be included on behalf of Oyster and its Permitted Transferees in the IPO shall be given first priority, including for the avoidance of doubt, priority over any Securities to be included on behalf of FoundryCo, Discovery and its Permitted Transferees, other Shareholders and any employees of FoundryCo or any of its Subsidiaries;

(d)(A) Oyster shall have the right to put, in accordance with Section 3.11, any or all of the Securities (valued at their Fair Market Value) held by Oyster and its Permitted Transferees to Discovery in exchange for cash, if the announcement of a Discovery Change of Control Transaction occurs during the 24-month period commencing on the date hereof; or (B) if the Discovery Change of Control Transaction occurs after the Reconciliation Event, Oyster shall have the option to purchase in cash, in accordance with Section 3.11, any or all Securities (valued at their Fair Market Value) held by Discovery and its Permitted Transferees;

(e) Until the end of 2013, as long as Oyster continues to own Securities, Oyster shall have the right to require Discovery or the counterparty to the Discovery Change of Control Transaction, at Oyster’s election, to assume such portion of Oyster’s funding commitment under the Funding Agreement based on the percentage of Fully Diluted Shares held by Discovery on each “Funding Date” thereunder; provided, however, that any such counterparty shall guarantee such commitment if it does not directly assume it; and

(f) as long as Oyster continues to own Securities, Oyster shall have the right to require the counterparty to the Discovery Change of Control Transaction to guarantee all of Discovery’s obligations under the Transaction Documents, including Discovery’s MPU exclusivity commitments and Discovery’s commitments to purchase minimum GPU volumes under the Wafer Supply Agreement.

SECTION 5.02 New Investors to Execute Agreement Regarding Restrictions

FoundryCo shall not, and the Board shall not adopt any resolution to, at any time prior to the IPO, issue any Securities, or resell any Securities held in its treasury, or issue or resell any security convertible or exchangeable into Securities, unless, prior to the consummation of any such issuance or Sale of Securities, each Person to whom such security is proposed to be issued or sold executes and delivers an agreement, in a form reasonably acceptable to Oyster and Discovery, to FoundryCo and each Shareholder, whereby such Person confirms that, with respect to the Securities that are the subject of such Sale of Securities, it shall be deemed to be a “Shareholder” for the purposes of this Agreement and agrees to be bound by all such provisions and any other provisions reasonably required by Oyster and Discovery.

SECTION 5.03 Further Assurances

Unless otherwise specified herein, each of the Parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated pursuant to this Agreement.

SECTION 5.04 Confidential Information

(a) Each Shareholder (a “Restricted Party”) (i) shall, and shall cause its officers, directors, employees, attorneys, accountants, auditors and agents, to the extent such Persons have received any Confidential Information (as defined herein) (collectively “Representatives”) and its Affiliates and their Representatives, to the extent such Persons have received any Confidential Information, to maintain in strictest confidence any and all confidential information relating to FoundryCo, the other Shareholders, or any of their respective Subsidiaries that is proprietary to FoundryCo, the other Shareholders, or any of their respective Subsidiaries as applicable, or otherwise not available to the general public, including, but not limited to, information about properties, employees, finances, businesses and operations of FoundryCo, the other Shareholders, or any of their respective Subsidiaries and all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by a receiving Shareholder or its Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to or acquired by such Shareholder (“Confidential Information”) and (ii) shall not disclose, and shall cause its Representatives, any members of the Board appointed by such Shareholder and their Representatives not to disclose, Confidential Information to any Person other than to the other Shareholders, FoundryCo and their respective Subsidiaries (including the agents, employees and attorneys thereof and the members of the Board appointed by such other Shareholders), except only to the extent such disclosure is required by applicable Law, SEC rules and regulations or legal process (including pursuant to any listing agreement with, or the rules or regulations of, any national securities exchange on which any securities of such Shareholder (or any Affiliate thereof) are listed or traded) in which event the Shareholder making such disclosure or whose Affiliates or Representatives are making such disclosure shall so notify the other Shareholders as promptly as practicable (and, if possible, prior to making such disclosure) and shall seek confidential treatment of such information if reasonably requested.

(b) Notwithstanding Section 5.04(a):

(i) Any Restricted Party or any Representative thereof may disclose any Confidential Information for bona fide business purposes on a strict “need to know” basis to its Affiliates, its board of directors (or equivalent governing body), its Representatives and its lenders, provided, however, that in each such case each such Person is bound by a legal duty to or otherwise agrees to keep such Confidential Information confidential in the manner set forth in this Section 5.04.

(ii) The provisions of Section 5.04(a) shall not apply to, and Confidential Information shall not include:

(A) any information that is or has become generally available to the public other than as a result of a disclosure by any Restricted Party or any Affiliate or Representative thereof in breach of any of the provisions of this Section 5.04;

(B) any information that has been independently developed by such Restricted Party (or any Affiliate thereof) without violating any of the provisions of this Agreement or any other similar contract to which such Restricted Party, or any Affiliate thereof or their respective Representatives, is bound;

(C) any information made available to such Restricted Party (or any Affiliate thereof), on a non-confidential basis by any third party who is not prohibited from disclosing such information to such Shareholder by a legal, contractual or fiduciary obligation to any other Shareholder or any of its Representatives; or

(D) any information already possessed by such Restricted Party (or any Affiliate thereof) and not obtained pursuant or subject to a confidentiality agreement.

(c) Except as otherwise provided for in this Section 5.04, Confidential Information received hereunder shall be used by each Shareholder and its Affiliates solely for use in connection with such Shareholder’s investment in FoundryCo and with respect to FoundryCo and its Subsidiaries.

(d) The obligations of each Shareholder under this Section 5.04 shall survive for as long as such Party remains a Shareholder, respectively, and for two years after such Shareholder ceases to be a Shareholder, notwithstanding such Shareholder’s Sale of Securities, and/or any Person ceasing to be an Affiliate of such Shareholder.

SECTION 5.05 Directors’ and Officers’ Liability Insurance and Indemnification Agreements

FoundryCo shall purchase and maintain directors and officers insurance in an amount equal to not less than $25 million prior to the IPO and $50 million immediately following the IPO, and the members of the Board and of any similar governing bodies of any Subsidiaries of FoundryCo appointed or designated by the Shareholders shall each be named as covered insureds thereunder. FoundryCo shall maintain the insurance contemplated hereby in effect from the date hereof until six (6) years from the last date upon which any member of the Board nominated by any of the Shareholders held office on the Board. In addition, FoundryCo shall enter into indemnification agreements with each member of the Board, in the form of Exhibit B or in such other form as is approved by the Board. In the event FoundryCo or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of the properties and assets of FoundryCo and its Subsidiaries taken as a whole to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of FoundryCo shall assume the obligations set forth in this Section 5.05.

SECTION 5.06 Export Controls

(a) FoundryCo shall comply with all applicable export laws, registrations, international treaties or orders in effect on the date of the Agreement and as may be amended from time to time, including, but not limited to, all such laws, registrations and treaties applicable to the export of goods and services from one country to another. Without limiting the foregoing, FoundryCo shall not export or transfer any product, exchange, supply, disclose or provide access to any technical data, or otherwise provide any service contrary to the applicable laws and regulations of the United States, or to any country, entity or other party which is ineligible to receive such items under U.S. laws and regulations, including regulations of the U.S. Department of Commerce (the Export Administration Regulations at 15 C.F.R. Pts. 730 to 774), U.S. Department of State (the International Traffic in Arms Regulations at 22 C.F.R. Pts. 120-130), or the U.S. Department of the Treasury (the trade sanctions regulations at 31 C.F.R. Pts. 500 to 598).

(b) FoundryCo shall adopt a written policy for compliance with applicable U.S. export control and foreign trade control laws in the form of Exhibit C.

SECTION 5.07 Rights to Purchase New Shares

(a) The provisions of this Section 5.07 shall terminate upon the IPO.

(b) At any time, in the event that FoundryCo proposes to issue new Shares to a Person, each of Discovery and Oyster shall have the right to purchase, in lieu of any Person to whom FoundryCo proposed to issue such new Shares, in accordance with paragraph (c) below, a number of new Shares equal to the product of (i) the total number of new Shares which FoundryCo proposes to issue at such time and (ii) a fraction, the numerator of which shall be the total number of Fully Diluted Shares which such Shareholder owns at such time and the denominator of which shall be the total number of Fully Diluted Shares then Outstanding at the purchase price set forth in the Notice of Issuance; provided, however, that, prior to the Reconciliation Event, to the extent the issuance of any such Shares to Oyster or its designee(s) would cause FoundryCo to fail to constitute a “subsidiary” of Discovery, as such term is defined in the Intel Patent Cross License Agreement, FoundryCo shall instead issue to Oyster or its designee(s) Additional Convertible Notes in an aggregate principal amount equal to the aggregate purchase price for such Shares that would have been issued to Oyster or its designees but for this proviso. The rights given by FoundryCo under this Section 5.07 shall terminate if unexercised within thirty (30) days after receipt of the Notice of Issuance referred to in paragraph (c) below.

(c) In the event that FoundryCo proposes to undertake an issuance of new Shares to a Person, FoundryCo shall give written notice (a “Notice of Issuance”) of its intention to each of Discovery and Oyster, describing all material terms of the new Shares and the purchase price. Each of Discovery and Oyster shall have thirty (30) days from the Notice of Issuance to agree to purchase all or a portion of its pro rata share of such new Shares (as determined pursuant to paragraph (b) above) for the same consideration.

(d) If either or both of Discovery and Oyster elect to purchase any new Shares to be issued by FoundryCo, each such Shareholder electing to purchase the new Shares to be issued by FoundryCo shall select a date not later than twenty (20) days (or longer if required by applicable Law) after the expiration of the thirty (30)-day notice period referenced in paragraph (c) for the issue of the new Shares. Any new Shares not elected to be purchased by Discovery or Oyster may be sold by FoundryCo to the Person to which FoundryCo intended to sell such new Shares on terms and conditions no less favorable to FoundryCo than those offered to Discovery and Oyster.

(e) Notwithstanding anything to the contrary contained herein, the right to purchase new Shares pursuant to this Section 5.07 shall not apply to (i) the issuance of any equity-based awards (and the underlying Shares) under any Incentive Plan, (ii) the issuance of any Shares pursuant to the conversion or exchange of any outstanding Securities of FoundryCo, or (iii) the issuance of any Shares pursuant to the terms of the Funding Agreement.

SECTION 5.08 Intel Patent Cross License Agreement

Discovery may not amend, supplement, modify, terminate or extend the Intel Patent Cross License Agreement (as it exists at Closing) in any way adverse to the current rights of FoundryCo, without the prior written consent of FoundryCo.

SECTION 5.09 Fab Build-Outs

The Parties agree to use their commercially reasonable efforts with respect to the commitments relating to fab build-outs set forth on Exhibit D.

ARTICLE VI

DEADLOCK

SECTION 6.01 Deadlock Resolution Efforts

(a) All matters within the scope of the Funding Agreement requiring Board or Shareholder action shall be resolved in accordance with the deadlock provisions set forth therein.

(b) With respect to all other matters requiring Board action hereunder, if a matter properly submitted to the Board fails to be resolved by the Board, then during the twenty-one (21) day period following such deadlock, the Board shall seek in good faith to hold at least three (3) additional meetings in an attempt to resolve such deadlock. The additional meetings shall be held at the time and place (including by telephonic conference) agreed to by the members of the Board. If after such twenty-one (21) day period such deadlock shall not have been resolved, then the Board shall submit the specific items that are the subject of such deadlock to Discovery and Oyster, each acting through their chief executive officers, respectively, for resolution. A deadlock event shall be deemed to have lapsed if not resolved within thirty (30) days of referral to Discovery and Oyster and FoundryCo shall continue to operate in accordance with the terms of this Agreement and in the manner which existed prior to the deadlock event occurring; provided, however, that the Shareholders agree that if:

(i) any Shareholder (together with its Permitted Transferees) owns at least 75% of the Fully Diluted Shares, then such Shareholder shall be entitled to resolve the deadlock upon such lapse with respect to any action requiring a Majority Vote prior to the Reconciliation Event and with respect to each of the following:

(A) the amendment or restatement of its constituent documents, so long as, prior to the Reconciliation Event, such amendment or restatement would not cause FoundryCo to fail to constitute a “subsidiary” of Discovery, as such term is defined in the Intel Patent Cross License Agreement;

(B) following the termination of the Restricted Period, any transaction resulting in a change of control of FoundryCo or any sale of all or substantially all of the assets of FoundryCo and its Subsidiaries; provided, however, that any such transaction with a Permitted Transferee is on terms that are fair from a financial point of view to all Shareholders;

(C) the entering into of any acquisition, joint venture, divestiture, transfer, sale, assignment, lease, license or disposal of any property or asset, real, personal or mixed (including leasehold interests and intangible assets), which have a value in excess of $5 million singly or $10 million in the aggregate; provided, however, that any such transaction with a Permitted Transferee is on terms that are fair from a financial point of view to all Shareholders and does not materially adversely affect FoundryCo’s ability to perform its obligations to Discovery under the Wafer Supply Agreement;

(D) approval of any Annual Business Plan or any material amendment, modification or revision thereto; provided that such approval, amendment, modification or revision does not materially adversely affect FoundryCo’s ability to perform its obligations to Discovery under the Wafer Supply Agreement;

(E) the authorization, issuance, sale, acquisition, conversion, repurchase or redemption of any Shares or other equity interest (or option, warrant, conversion or similar right with respect to any equity interest) in or of FoundryCo or its Subsidiaries to the extent not reflected in the Annual Business Plan, the Memorandum and Articles of Association or any Incentive Plan, so long as, prior to the Reconciliation Event, such authorization, issuance, sale, acquisition, conversion, repurchase or redemption would not cause FoundryCo to fail to constitute a “subsidiary” of Discovery, as such term is defined in the Intel Patent Cross License Agreement;

(F) the declaration, making or payment of any dividend, distribution or transfer (whether in cash, securities or other property) to shareholders, so long as, prior to the Reconciliation Event, such declaration, making or payment would not cause FoundryCo to fail to constitute a “subsidiary” of Discovery, as such term is defined in the Intel Patent Cross License Agreement;

(G) the entering into or the amendment of (i) any of the Transaction Documents, (ii) any Incentive Plan or (iii) any agreement, contract or arrangement by FoundryCo or any of its Subsidiaries pursuant to which FoundryCo or any of its Subsidiaries is obligated to pay or is entitled to receive payments in excess of $5 million over the term of such contract;

(H)(i) the sale, license, sublicense, assignment, transfer, termination or other disposition of any Intellectual Property right owned by or licensed to FoundryCo or any of its Subsidiaries, (ii) any amendment of any license from or to FoundryCo or any of its Subsidiaries of any Intellectual Property, or (iii) any covenants or agreements not to assert claims of infringement, misappropriation or other violation of any Intellectual Property, other than any of the foregoing in the ordinary course of the business of FoundryCo or, with respect to any of the foregoing involving a Subsidiary of FoundryCo, the business of such Subsidiary;

(I) the prosecution, commencement or settlement of any litigation or administrative action for an amount in excess of $2 million in any such prosecution, commencement or settlement or series of related prosecutions, commencements or settlements or waiving or relinquishing any material rights or claims;

(J) the making of any loan, investment or expenditure (or series of related expenditures) not reflected in the Annual Business Plan involving more than $2 million singly or $5 million in the aggregate;

(K) the incurrence of any indebtedness or subjecting any of its properties or assets to any lien, claim or encumbrance or the giving of any material guarantee or indemnity, in each case to the extent not reflected in the Annual Business Plan, which would result in an increase of 5% or more of the total indebtedness contemplated in the Annual Business Plan;

(L) the consummation of any Public Offering of securities;

(M) the appointment or termination of FoundryCo’s Chief Executive Officer or Chief Financial Officer;

(N) the entering into any transaction, agreement or arrangement between FoundryCo or any of its Subsidiaries, on the one hand, and any Officer, Director, Affiliate or Shareholder, on the other hand, (other than the transactions provided for in or contemplated by the Transaction Documents) unless the total consideration expected to be paid or received by FoundryCo and its Subsidiaries taken as whole as a result of such transaction or proposed change or waiver shall not exceed $2 million; and

(O) the entering into of any contract, arrangement, understanding or other similar agreement with respect to any of the foregoing in subsections (A) - (N);

(ii) any Shareholder (together with its Permitted Transferees) owns at least 90% of the Fully Diluted Shares, then such Shareholder shall be entitled to resolve the deadlock upon such lapse with respect to any action requiring a Majority Vote prior to the Reconciliation Event and with respect to each of the following:

(A) each of the items listed in Section 6.01(b)(i) other than 6.01(b)(i)(D);

(B) implementing material changes in the purpose or scope of FoundryCo’s activities or engaging in any material activity unrelated to FoundryCo’s business;

(C) approval of any material amendment, modification or revision to the initial Five-Year Capital Plan;

(D) approval of any Annual Business Plan or any material amendment, modification or revision thereto; and

(E) the entering into of any contract, arrangement, understanding or other similar agreement with respect to any of the foregoing in subsections (A) - (D).

ARTICLE VII

DISSOLUTION

SECTION 7.01 Dissolution.

(a) The Shareholders shall pass a special resolution approving the dissolution of FoundryCo upon the occurrence of any of the following:

(i) by virtue of a written agreement to that effect, signed by Discovery and Oyster;

(ii) the occurrence of any material event that makes it unlawful or illegal to carry on FoundryCo’s business, which event is not able to be cured after written notice has been given to the Shareholders specifying the details of such event; or

(iii) at the election by the other Shareholder (the “Non-Affected Shareholder”), (A) if either Discovery or Oyster (the “Affected Shareholder”):

(1) commences a voluntary case under any Bankruptcy Law,

(2) consents to the entry of an order for relief against it in an involuntary case under any Bankruptcy Law,

(3) consents to the appointment of a Custodian of it or for all or substantially all of its property,

(4) makes a general assignment for the benefit of its creditors,

(5) generally is unable to pay its debts as the same become due, or

(B) if a court of competent jurisdiction enters an order or decree, and such order or decree remains unstayed and in effect for sixty (60) days, under any Bankruptcy Law that:

(1) is for relief against the Affected Shareholder in an involuntary case,

(2) appoints a Custodian of the Affected Shareholder or for all or substantially all of its property, or

(3) orders the liquidation of the Affected Shareholder.

For the purposes of this Section 7.01, the term “Bankruptcy Law” means title 11, U.S. Code or any similar foreign, federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidation or similar official under any Bankruptcy Law.

(b) Upon the occurrence of any of the events set forth in Section 7.01(a)(iii) (A) and (B), the Non-Affected Shareholder may elect in lieu of triggering the dissolution of FoundryCo pursuant to Section 7.01(a)(iii) any or all of the following actions:

(i) upon notice to FoundryCo by the Non-Affected Shareholder, the rights of the Directors designated by the Affected Shareholder (each an “Affected Director”) under Section 2.08(b) shall terminate and all actions set forth under Section 2.08(b) shall require the approval of each Director designated by the Non-Affected Shareholder (each a “Non-Affected Director”) with each Affected Director recusing themselves from such vote and upon such approval, the matter shall be deemed approved by the Board; provided, however, that the rights of each Affected Director under Section 2.08(b)(i) shall survive if, prior to the Reconciliation Event, the action to be approved by the Board would cause FoundryCo to fail to constitute a “subsidiary” of Discovery, as such term is defined in the Intel Patent Cross License Agreement; and/or

(ii) the Non-Affected Shareholder shall have the option to purchase in cash, in accordance with Section 3.11, any or all of the Securities (valued at their Fair Market Value) held by the Affected Shareholder and its Permitted Transferees.

(c) Upon the dissolution of FoundryCo, the Person or Persons approved by the Shareholders holding a majority of the Fully Diluted Shares to carry out the winding-up of FoundryCo shall immediately commence to wind up FoundryCo’s affairs in accordance with applicable Law and the Memorandum and Articles of Association; provided, however, that a reasonable time shall be allowed for the orderly liquidation of the assets of FoundryCo and the satisfaction of liabilities to creditors so as to enable the Shareholders to minimize the normal losses attendant upon a liquidation.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01 Termination

This Agreement shall terminate only:

(a) upon dissolution of FoundryCo in accordance with Article VII;

(b) by virtue of a written agreement to that effect, signed by all Parties hereto then possessing any rights hereunder; or

(c) with respect to any Shareholder (subject to Section 5.04(d)), at such time as such Shareholder (together with its Permitted Transferees) no longer owns or holds any Securities.

If this Agreement is terminated pursuant to Section 8.01, all rights and obligations of the Parties hereunder (except for this paragraph, Section 5.04 (Confidential Information), Section 8.02 (Notices), Section 8.10 (Governing Law; Arbitration), Section 8.13 (Expenses) and Appendix A (Definitions) shall terminate. Nothing contained in this Section 8.01 shall relieve any Party for any breach of any agreement or covenant contained in this Agreement that occurred prior to the date of termination of this Agreement.

SECTION 8.02 Notices

All notices, requests, claims, demands and other communications hereunder shall be given or made in accordance with Section 14.01 of the Master Transaction Agreement.

SECTION 8.03 Public Announcements

No Party hereto shall make, or cause to be made, any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated hereby without the prior consent of the other Parties unless otherwise required by Law or applicable stock exchange regulation, and the Parties hereto shall cooperate as to the timing and contents of any such press release, public announcement or communication.

SECTION 8.04 Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

SECTION 8.05 Entire Agreement

This Agreement and the other Transaction Documents constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Discovery, Oyster and FoundryCo with respect to the subject matter hereof and thereof.

SECTION 8.06 Assignment

This Agreement may not be assigned by operation of law or otherwise without the express written consent of each Party hereto (which consent may be granted or withheld in the sole discretion of such Party) and any such assignment or attempted assignment without such consent shall be void.

SECTION 8.07 Amendment

This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, each Party hereto or (b) by a waiver in accordance with Section 8.08.

SECTION 8.08 Waiver

Either Discovery or Oyster may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant hereto, or (c) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either Party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 8.09 Third Party Beneficiaries

This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of Discovery, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 8.10 Governing Law; Arbitration

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts executed in and to be performed in that State, without regard to principles of the conflict of laws.

(b) Any dispute arising out of, or in connection with this Agreement or any transactions contemplated hereby, including any question regarding the existence, validity, interpretation, breach or termination of this Agreement (a “Dispute”), shall be referred, upon written notice (a “Dispute Notice”) given by one Party to the other(s), to a senior executive from each Party. The senior executives shall seek to resolve the Dispute on an amicable basis within thirty (30) days of the Dispute Notice being received.

(c) Any Dispute not resolved within thirty (30) days of the Dispute Notice being received shall be referred to, and shall be finally and exclusively resolved by, arbitration under the Rules of the London Court of International Arbitration (the “LCIA Rules”) then in effect, as amended by this Section 8.10, which LCIA Rules are deemed to be incorporated by reference into this Section 8.10. The seat, or legal place, of the arbitration shall be London, England. The language of the arbitration shall be English. The number of arbitrators shall be three (3). Each Party shall nominate one arbitrator and the two (2) arbitrators nominated by the Parties shall, within thirty (30) days of the appointment of the second arbitrator, agree upon and nominate a third arbitrator who shall act as Chairman of the Tribunal (as such terms are defined in the LCIA Rules). If no agreement is reached within thirty (30) days, the LCIA Court (as such term is defined in the LCIA Rules) shall appoint a third arbitrator to act as Chairman of the Tribunal. The Chairman of the arbitration panel should not be a citizen or a resident of the country of an arbitrator nominated by, or appointed on behalf of, a Party nor should the Chairman be a citizen or a resident of the United States of America or the United Arab Emirates. It is hereby expressly agreed that if there is more than one claimant party or more than one respondent party, the claimant parties shall together nominate one arbitrator and the respondent parties shall together nominate one arbitrator. In the event that a sole claimant or the claimant parties, on the one side, or a sole respondent or the respondent parties, on the other side, fails to nominate its/their arbitrator, such arbitrator shall be appointed by the LCIA Court. Any award issued by the arbitrators shall be final and binding upon the Parties, and, subject to this Section 8.10(c) and to Section 8.10(d), may be entered and enforced in any court of competent jurisdiction by any of the Parties. In the event any Party subject to such final and binding award desires to have it confirmed by a final order of a court, the only court which may do so shall be a court of competent jurisdiction located in London, England; provided however, that nothing in this sentence shall prejudice or prevent a Party from enforcing the arbitrators’ final and binding award in any court of competent jurisdiction. The Parties hereto acknowledge and agree that any breach of the terms of this Agreement could give rise to irreparable harm for which money damages would not be an adequate remedy. Accordingly, the Parties agree that, prior to the formation of the Tribunal, the Parties have the right to apply exclusively to any court of competent jurisdiction or other judicial authority located in London, England for interim or conservatory measures, including, without limitation, to compel arbitration (an “Interim Relief Proceeding”). Furthermore, the Parties agree that, after the formation of the Tribunal, the arbitrators shall have the sole and exclusive power to grant temporary, preliminary and permanent relief, including injunctive relief and specific performance, and any then pending Interim Relief Proceeding shall be discontinued without prejudice to the rights of any of the Parties thereto. Unless otherwise ordered by the arbitrators pursuant to the terms hereof, the arbitrators’ expenses shall be shared equally by the Parties. In furtherance of the foregoing, each of the Parties hereto irrevocably submits to: (i) the exclusive jurisdiction of the courts of England located in London, England in relation to any Interim Relief Proceeding and; (ii) the non-exclusive jurisdiction of the courts of England located in London, England with respect to the enforcement of any arbitral award rendered in accordance with this Section 8.10; and, with respect to any such suit, action or proceeding, waives any objection that it may have to the courts of England located in London, England on the grounds of inconvenient forum. For the avoidance of doubt, where an arbitral tribunal is appointed under this Agreement, the whole of its award shall be deemed for the purposes of the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958 to be contemplated by this Agreement (and judgment on any such award may be entered in accordance with the provisions set forth in this Section 8.10).

(d) Oyster hereby irrevocably waives to the fullest extent permitted by applicable Law whatever defense it may have of sovereign immunity against suit or enforcement, for itself and its property (presently owned or subsequently acquired, and whether related to this Agreement or not), in: (i) any arbitration proceedings commenced and held in London, England in accordance with Section 8.10(c); (ii) any Interim Relief Proceeding commenced and held in a court of competent jurisdiction in London, England, in accordance with Section 8.10(c); (iii) any proceedings in a court of competent jurisdiction located in London, England to confirm an award rendered by the arbitrators in accordance with this Section 8.10; and (iv) any proceedings in a court of competent jurisdiction to enforce an award, and Oyster agrees that it will not raise, claim or cause to be pleaded any such immunity at or in respect of any such action or proceeding.

(e) The Parties hereto agree that the process by which any arbitral or other proceedings in London, England are begun may be served on them by being delivered to Law Debenture Corporate Services Limited or their registered offices for the time being and by giving notice in accordance with Section 8.02. If Law Debenture Corporate Services Limited is not or ceases to be effectively appointed to accept service of process in England on any Party’s behalf, such Party shall immediately appoint a further person in England to accept service of process on its behalf. If within fifteen (15) days of notice from a Party requiring another Party to appoint a person in England to accept service of process on its behalf the other Party fails to do so, the Party shall be entitled to appoint such a person by written notice to the other Party. Nothing in this paragraph shall affect the right of the Parties to serve process in any other manner permitted by Law.

SECTION 8.11 Currency

Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 8.12 Counterparts

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

SECTION 8.13 Expenses

Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and in closing and carrying out the transactions contemplated hereby shall be paid by the Party incurring such cost or expense.

SECTION 8.14 No Presumption Against Drafting Party

Each Party hereto acknowledges and agrees it has had the opportunity to draft, review and edit the language of this Agreement and that each of the Parties hereto has been represented by counsel in connection with the negotiation and execution of this Agreement and the other Transaction Documents. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories thereunto duly authorized as of the date first above written.

THE FOUNDRY COMPANY Executed in Abu Dhabi, United Arab Emirates

By:	/s/ Bruce McDougall
Name:	Bruce McDougall
Title:	Chief Financial Officer

ADVANCED MICRO DEVICES, INC.

By:	/s/ Harry A. Wolin
Name:	Harry A. Wolin
Title:	SVP, General Counsel & Secretary

ADVANCED TECHNOLOGY INVESTMENT COMPANY LLC

By:	/s/ Samer Saleh Halawa
Name:	Samer Saleh Halawa
Title:	Attorney-in-Fact, pursuant to an appointment by resolutions dated as of February 26, 2009

By:	/s/ Hani Barhoush
Name:	Hani Barhoush
Title:	Attorney-in-Fact, pursuant to an appointment by resolutions dated as of February 26, 2009

[SIGNATURE PAGE TO SHAREHOLDERS’ AGREEMENT AMONG

FOUNDRYCO, DISCOVERY AND OYSTER]

APPENDIX A

SHAREHOLDERS’ AGREEMENT

DEFINITIONS

“Accreted Value” means the sum of (i) the purchase price per Class B Preferred Share, plus (ii) the amount of value accreted on the purchase price per Class B Preferred Share at a rate of 12% per year, compounded semiannually.

“Additional Convertible Notes” means any additional convertible promissory notes of FoundryCo to be issued after the Closing Date pursuant to the Funding Agreement and the Master Transaction Agreement, including paid-in-kind interest on such notes.

“Additional Shares” means the additional Class B Ordinary Shares issuable upon the conversion of the Class B Preferred Shares, if the Fair Market Value of the Class B Ordinary Shares to be received upon such conversion would be less than the Accreted Value of such Class B Preferred Shares.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that with respect to Oyster and Pearl, Affiliate shall mean any direct or indirect Subsidiary of Oyster or Pearl, respectively, and not any direct or indirect parent or sister entity of either Oyster or Pearl, as the case may be, unless such parent or sister entity is acting as a member of a “group” (as defined in Section 13(d)(3) of the Exchange Act) with Oyster or Pearl, respectively, for the purposes of acquiring, holding or disposing of securities of FoundryCo.

“Annual Business Plan” has the meaning set forth in the Funding Agreement.

“Assumed Liabilities” means only the Liabilities set forth on Exhibit E to the Master Transaction Agreement.

“Board” means the Board of Directors of FoundryCo, as specified in the Memorandum and Articles of Association.

“Business Day” means any day that is not a Friday, a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York or in Abu Dhabi.

“Class A Ordinary Shares” means the Class A ordinary shares of FoundryCo, with rights, preferences and privileges set forth in the Memorandum and Articles of Association.

“Class B Ordinary Shares” means the Class B ordinary shares of FoundryCo, with rights, preferences and privileges set forth in the Memorandum and Articles of Association.

“Class A Preferred Shares” means shares of Class A preferred shares of FoundryCo with the rights, preferences and privileges set forth in the Memorandum and Articles of Association.

“Class B Preferred Shares” means shares of Class B preferred shares of FoundryCo with the rights, preferences and privileges set forth in the Memorandum and Articles of Association.

“Closing” shall have the meaning set forth in the Master Transaction Agreement.

“Closing Date” means the date of the Closing, as further described in Section 2.03 of the Master Transaction Agreement.

APPENDIX A-1

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.

“Convertible Notes” means the Initial Convertible Notes and the Additional Convertible Notes.

“Director” means a Person who is a member of the Board.

“Discovery Change of Control Transaction” has the meaning set forth in the Master Transaction Agreement.

“Discovery-specific Have Made Rights” means the right of Discovery to have unlimited volumes of products, including microprocessors, made for Discovery and its Subsidiaries by FoundryCo, regardless of whether FoundryCo is a “Subsidiary” or “Affiliate” of Discovery for purposes of the Intel Patent Cross License Agreement. For the avoidance of doubt, such rights shall not require (i) the payment of any royalties, license fees or other consideration by FoundryCo or the pass through of such royalties, license fees or other consideration by Discovery to FoundryCo, (ii) the license to (or covenants for the benefit of) Intel or its Affiliates in respect of any patents or patent applications of FoundryCo (other than patents already licensed or required to be licensed to Intel pursuant to agreements between Intel and Discovery as of the Closing), or (iii) other restrictions that would prevent FoundryCo from (or limit FoundryCo in) manufacturing or supplying Discovery’s products for Discovery.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Market Value” means, as of any date of determination (i) with respect to the Convertible Notes, the aggregate outstanding principal amount of such Convertible Notes plus any accrued interest; (ii) with respect to securities traded on any internationally recognized securities exchange, the value shall be deemed to be the average of the closing price of the securities on such exchange over the twenty (20)-day period ending two (2) days prior to such date of determination; (iii) with respect to securities actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale price (whichever is applicable) over the twenty (20)-day period ending two (2) days prior to such date of determination; and (iv) with respect to securities for which there is no active public market, and with respect to property or other assets, the fair market value thereof, as determined in accordance with Section 3.11. In making such determination, the impact of all terms of the securities shall be taken into account, including conversion premiums, dividends, attached warrants, exercise price and the like, if there is no active public market, and whether or not the Reconciliation Event shall have occurred. For purposes of Section 5.01, the date of determination hereunder shall be the date of the public announcement of the Discovery Change of Control Transaction.

“Five-Year Capital Plan” has the meaning set forth in the Funding Agreement.

“FoundryCo Group” has the meaning set forth in the Master Transaction Agreement.

“FoundryCo Assets” has the meaning set forth in the Master Transaction Agreement.

APPENDIX A-2

“Fully Diluted Shares” means the aggregate of (i) the number of Class B Ordinary Shares issued and Outstanding and (ii) the number of Class B Ordinary Shares issuable upon (x) the exercise of any then exercisable outstanding options, warrants or similar instruments (other than such instruments held by FoundryCo) and (y) the exercise of any conversion or exchange rights with respect to any outstanding securities, including (A) any Class A Preferred Shares and Class B Preferred Shares, assuming each Class A Preferred Share and each Class B Preferred Share converts into 100 Class B Ordinary Shares (but excluding any Additional Shares issuable with respect to the Class B Preferred Shares), as adjusted for any share splits, share dividends, share combinations and the like, and (B) any Convertible Notes, assuming the Convertible Notes convert into Preferred Shares and then into Class B Ordinary Shares in accordance with the terms thereof (excluding any accrued and unpaid interest).

“Funding Agreement” means the Funding Agreement dated as of the date hereof among Oyster, Discovery and FoundryCo relating to future capital contributions to FoundryCo, as may be amended from time to time.

“Funding Date” has the meaning set forth in the Funding Agreement.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, or similar government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“IFRS” means International Financial Reporting Standards as in effect from time to time.

“Incentive Plan” means an incentive compensation plan for FoundryCo.

“Initial Convertible Notes” means (i) the two hundred one million eight hundred ten thousand dollars ($201,810,000) principal amount class A convertible promissory note issued by FoundryCo to Oyster at the Closing, including any paid-in-kind interest on such note, and (ii) the eight hundred seven million two hundred forty thousand dollars ($807,240,000) principal amount class B convertible promissory note issued by FoundryCo to Oyster at the Closing, including any paid-in-kind interest on such note.

“Intellectual Property” has the meaning set forth in the Master Transaction Agreement.

“Intel Patent Cross License Agreement” means that certain Patent Cross License Agreement between Discovery and Intel, dated January 1, 2001, as may be amended from time to time.

“IPO” means the initial Public Offering of FoundryCo.

“Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, decree, regulation, rule, code, order, requirement or rule of law (including common law).

“Luther Forest Site” has the meaning set forth in the Master Transaction Agreement.

“Majority Vote” means the affirmative vote of at least a majority of the members of the Board.

“Malta Rocket Fuel Area” has the meaning set forth in the Master Transaction Agreement.

“Master Transaction Agreement” means the Master Transaction Agreement by and among Discovery, Oyster and the other parties thereto dated as of October 6, 2008, as amended.

APPENDIX A-3

“Memorandum and Articles of Association” means the Memorandum and Articles of Association of FoundryCo, filed with the Registrar of Companies in the Cayman Islands.

“Officers” means the employees designated as officers by the Board including but not limited to a Chief Executive Officer and a Chief Financial Officer.

“Ordinary Shares” means the Class A Ordinary Shares and the Class B Ordinary Shares.

“Outstanding” means, as of any date of determination, all Shares that have been issued on or prior to such date, other than Shares held, repurchased or otherwise reacquired by FoundryCo on or prior to such date.

“Pearl” has the meaning set forth in the Master Transaction Agreement.

“Permitted Transferee” means with respect to a Shareholder or FoundryCo, any Affiliate of such Shareholder or FoundryCo, as the case may be; provided, however, that with respect to Oyster or FoundryCo, Permitted Transferee shall also mean any transferee Person directly or indirectly controlled by the Abu Dhabi government that is directed to be a transferee by any Governmental Authority.

“Person” means an individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Preferred Shares” means the Class A Preferred Shares and Class B Preferred Shares.

“Proceeding” means any action, suit, claim, charge, hearing, arbitration, audit, or proceeding (public or private).

“Public Offering” means an underwritten public offering of equity securities pursuant to an effective Registration Statement under the Securities Act or similar non-U.S. applicable Laws.

“Qualified Processes” has the meaning set forth in the Wafer Supply Agreement.

“Reconciliation Event” means the earlier of (i) such time when Discovery has secured for FoundryCo Discovery-specific Have Made Rights under the Intel Patent Cross License Agreement, or (ii) such time when the Board determines that FoundryCo no longer needs to be a “subsidiary” of Discovery as defined in Section 1.22 of the Intel Patent Cross License Agreement. For the avoidance of doubt, notwithstanding any provision of this Agreement or any other Transaction Document, prior to the Reconciliation Event, FoundryCo shall in no event be under any obligation (contractually or otherwise) to directly or indirectly distribute more than seventy percent (70%) of its profits to any Person.

“Sale of Securities” means any issuance, sale, assignment, transfer, distribution (whether by an entity to its owners or otherwise) or other disposition of Securities or of a participation therein, whether voluntarily or by operation of applicable Law.

“Securities” means the Shares and the Convertible Notes.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shareholders’ Agreement” means this Agreement, as may be amended from time to time.

APPENDIX A-4

“Shareholder” means each Person (other than FoundryCo) that shall be a party to the Shareholders’ Agreement as a holder of Securities, whether in connection with the execution and delivery thereof as of the Closing Date or otherwise, so long as such Person shall beneficially own, hold of record or be a registered holder of any Securities.

“Shares” means the Ordinary Shares, the Preferred Shares and any other shares of the share capital of FoundryCo issued on or after the date of the Shareholders’ Agreement.

“Subsidiary” or “Subsidiaries”, with respect to any Person, means any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by such Person, directly or indirectly or in which such Person directly or indirectly has at least 50% of the voting power to elect the board of directors or other governing body of such entity; provided, however, that solely for purposes of this Agreement neither FoundryCo nor any member of the FoundryCo Group shall be deemed to be a Subsidiary of Discovery following the Closing. The foregoing proviso shall be applicable only to this Agreement and shall not be applicable to, and shall have no relevance with respect to, any other agreement, arrangement, understanding, contract, license or mortgage to which any of Oyster, Discovery or FoundryCo, or any of their respective Affiliates, is or may become a party or the interpretation thereof, unless such proviso is included therein.

“Third Party” means, with respect to any Shareholder, any Person other than (i) any Permitted Transferee of such Shareholder or (ii) the Other Shareholder, and, with respect to FoundryCo, any Person other than its Subsidiaries or a Shareholder or the Permitted Transferees of a Shareholder.

“Transaction Documents” has the meaning set forth in the Master Transaction Agreement.

“Transition Period” has the meaning set forth in the Funding Agreement.

“Wafer Starts” has the meaning set forth in the Wafer Supply Agreement.

“Wafer Supply Agreement” means the Wafer Supply Agreement, dated as of the date hereof, between Discovery and FoundryCo relating to the manufacture and sale of wafers to Discovery by FoundryCo following the Closing, as may be amended from time to time.

APPENDIX A-5

Table of Additional Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location
Affected Director	7.01(b)(i)
Affected Shareholder	7.01(a)(iii)(A)
Agreement	Preamble
Auditors	4.01(a)
Bankruptcy Law	7.01
Confidential Information	5.04(a)
Custodian	7.01
day(s)	1.02
Discovery	Preamble
Dispute	8.10(b)
Dispute Notice	8,10(b)
Drag-Along Notice	3.08(c)
Drag-Along Offer	3.08(c)
Drag-Along Offered Securities	3.08(b)
Drag-Along Transaction	3.08(b)
Dragged-Along Shareholder	3.08(b)
Dragging-Along Shareholder	3.08(b)
Election Notice	3.11(a)
Finance and Audit Committee	2.05(b)
FoundryCo	Preamble
Intel	3.02(b)
Interim Relief Proceeding	8.10(c)
IPO Demand Request	5.01(c)
Last Look Acceptance Notice	3.06(b)
Last Look Notice	3.06(b)
LCIA Rules	8.10(c)
Mutually Designated Appraiser	3.11(b)(iii)
Non-Affected Director	7.01(b)(i)
Non-Affected Shareholder	7.01(a)(iii)
Notice of Acceptance	3.05(c)
Notice of Issuance	5.07(c)
Offer	3.05(b)
Offer Notice	3.05(b)
Offer Period	3.05(c)
Offer Price	3.05(b)
Offered Securities	3.05(b)
Other Shareholder	3.05(b)
Oyster	Preamble
Parties/Party	Preamble
People/Compensation Committee	2.05(a)
Proceedings	8.10(c)
Prospective Seller	3.05(b)
Prospective Transferee	3.09(a)
Public Sale	3.09(b)
Registration Statement	5.01(c)
Representatives	5.04(a)
Restricted Party	5.04(a)
Restricted Period	3.03(a)

APPENDIX A-6

Definition	Location
SEC	4.01(b)
Shareholders’ Agreement	Preamble
SOX	4.01(c)
Tag-Along Notice of Interest	3.07(b)(ii)
Tag-Along Offer	3.05(c)
Tag-Along Offered Securities	3.07(b)(ii)
Unaccepted Securities	3.05(e)

APPENDIX A-7